UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Motorola, Inc.

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Proxy Statement

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196	PLACE OF MEETING: Rosemont Theater 5400 N. River Road Rosemont, Illinois 60018
March 10, 2006

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
      Our Annual Meeting will be held at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018 on Monday, May 1, 2006 at 5:00 P.M., local time.
      The purpose of the meeting is to:
      1.     elect directors for the next year;
      2.     consider and vote upon the adoption of the Motorola Omnibus Incentive Plan of 2006;
      3.     consider and vote upon one shareholder proposal, if properly presented at the meeting; and
      4.     act upon such other matters as may properly come before the meeting.
      Only Motorola stockholders of record at the close of business on March 3, 2006 will be entitled to vote at the meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

A. Peter Lawson
Secretary

March 10, 2006
Fellow Stockholders:
      You are cordially invited to attend Motorola’s 2006 Annual Stockholders Meeting. The meeting will be held on Monday, May 1, 2006 at 5:00 p.m., local time at the Rosemont Theater, 5400 N. River Road Rosemont, IL 60018.
      2005 was a great year for Motorola in which we achieved record results. We generated operating cash flow of $4.6 billion, achieved record sales of $36.8 billion — up 18 percent as compared to 2004 — and solidified our position in the wireless handset industry with an estimated 18 percent global market share. Our balance sheet, with more than $10.5 billion in net cash, is the strongest it has been in Motorola’s history. Importantly, we significantly advanced Motorola’s vision of Seamless Mobility, extended our design leadership and launched innovative new products, led by the iconic RAZR V3, and solutions that delighted our customers. Motorola is poised for continued growth and success with an unrivaled portfolio of products and technologies in our Mobile Devices, Government and Enterprise Mobility Solutions, Networks and Connected Home Solutions segments.
      During the year, Motorola was awarded the National Medal of Technology for its outstanding contributions to America’s technological innovation and competitiveness over its more than 75-year history. The National Medal of Technology, established in 1980 by an act of Congress, is the highest honor awarded by the President to America’s leading innovators. The award recognizes that since its founding in 1928, Motorola has stood on the cutting edge of innovation in areas such as two-way radios, cellular communication, paging, space flight communication, semiconductors and integrated, digital enhanced networks. As a result, the company has helped establish entirely new industries and driven the phenomenal growth of portable and mobile communications. Every Motorola employee is honored by this award.
      At this year’s Annual Meeting, in addition to electing the 12 members of our Board of Directors, we are asking our shareholders to approve the Motorola Omnibus Incentive Plan of 2006. The updated plan is an important part of our effort to recruit, motivate and retain world-class employees. The proposal is discussed in greater detail in the enclosed Proxy Statement.
      I encourage each of you to vote your shares through one of the three convenient methods described in the enclosed proxy statement, and if your schedule permits, to attend the meeting. I would appreciate your support of the nominated directors and the Motorola Omnibus Incentive Plan of 2006. As always, I thank you for your continued support of Motorola.
Edward J. Zander
Chairman and CEO,
Motorola, Inc.

PROXY STATEMENT

PROXY STATEMENT

PROXY STATEMENT
VOTING PROCEDURES
      The Board of Directors is soliciting proxies to be used at the May 1, 2006 Annual Meeting of Stockholders. Your vote is very important. This proxy statement, the form of proxy and the 2005 Annual Report will be mailed to stockholders on or about March 15, 2006. The proxy statement and Annual Report are also available on the Company’s website at www.motorola.com/investor.
Who Is Entitled to Vote?
      Only stockholders of record at the close of business on March 3, 2006 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. On that date, there were issued and outstanding 2,483,557,351 shares of the Company’s common stock, $3 par value per share (“Common Stock”), the only class of voting securities of the Company.
      A list of stockholders entitled to vote at the meeting will be available for examination at Motorola’s Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 2006 Annual Meeting and at the Annual Meeting.
How Can I Vote?
      There are three convenient voting methods:

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. The deadline for telephone voting is 11:59 p.m., Eastern time on Sunday, April 30, 2006. Telephone voting is available 24 hours a day. If you vote by telephone you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by telephone.

•	Voting by Internet. You can also vote via the Internet. The website address for Internet voting is also on your proxy card. The deadline for Internet voting is 11:59 p.m., Eastern time on Sunday, April 30, 2006. Internet voting also is available 24 hours a day. If you vote via the Internet you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by Internet.

•	Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. To ensure your vote is counted, receipt of your mailed proxy is needed by Saturday, April 29, 2006.
How Can I Change My Vote?
      You can revoke your proxy at any time before it is voted at the 2006 Annual Meeting by either:

•	Sending written notice of revocation to the Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196;

•	Submitting another timely proxy by telephone, Internet or paper ballot; or

•	Attending the 2006 Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
How Many Votes Must be Present to Conduct Business at the Meeting?
      In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.
How Many Votes Am I Entitled to Cast?
      You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.
How Many Votes Are Required to Elect Directors?
      In February 2006, Motorola’s Board of Directors amended the Company’s bylaws and Board Governance Guidelines to adopt a majority vote standard for non-contested director elections. These actions reflect Motorola’s dedication to maintaining the highest quality corporate governance practices and commitment to address stockholder concerns. Because the number of nominees properly nominated for the 2006 Annual Meeting is the same as the number of directors to be elected at the 2006 Annual Meeting, the 2006 election of directors is a non-contested election.

PROXY STATEMENT

      To be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect on the director election since only votes “For” and “Against” a nominee will be counted.
What Happens if an Incumbent Director Nominee Does Not Receive More “For” Votes than “Against” Votes?
      Motorola is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. To address this potential outcome, in February 2006 the Board also adopted a director resignation policy in the Company’s bylaws and Board Governance Guidelines.
      Under this policy, if the votes cast “For” an incumbent director nominee do not exceed the votes cast “Against” that director, such incumbent director shall promptly tender his or her resignation to the Chairman of the Board. The Governance and Nominating Committee will review the circumstances surrounding the “Against” vote and promptly recommend to the Board whether to accept or reject the tendered resignation. In making this recommendation, the Committee will consider various factors, such as listing standard compliance, qualifications, contributions, length of service and underlying reasons for the vote. The Board will publicly disclose its decision, and the rationale behind it, within 90 days following certification of the stockholder vote.
How Many Votes Are Required to Adopt the Motorola Omnibus Incentive Plan of 2006?
      In order to adopt the Motorola Omnibus Incentive Plan of 2006, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For this proposal, an abstention will have the same effect as a vote “Against” the proposal. Broker non-votes will not be voted for or against this proposal and will have no effect on this proposal.
How Many Votes Are Required to Pass the Shareholder Resolution?
      In order to recommend that the Board consider adoption of the shareholder proposal, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For the shareholder proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will have no effect on the proposal.
Will My Shares be Voted if I Do Not Provide Instructions to My Broker?
      If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). The election of directors is a “discretionary” item. The adoption of the Motorola Omnibus Incentive Plan of 2006 and the shareholder proposal are “non-discretionary” items.
What if I Return My Proxy Card But Do Not Give Voting Instructions?
      All shares that have been properly voted — whether by telephone, Internet or mail — and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote “For” the election of all director nominees, “For” the adoption of the Motorola Omnibus Incentive Plan of 2006 and “Against” the shareholder proposal.
What if Other Matters Are Voted on at the Annual Meeting?
      If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we filed this proxy statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.
How Do I Vote if I Participate in the Company’s 401(k) Plan?
      If a stockholder owns shares of Common Stock through the Motorola 401(k) Plan (the “401(k) Plan”), the proxy card also will serve as a voting instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the 401(k) Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted by other participants owning shares of Common Stock in the 401(k) Plan.

PROXY STATEMENT

PROPOSAL 1
ELECTION OF DIRECTORS FOR A ONE-YEAR TERM
How Many Directors Are Standing For Election and For What Term?
      The number of directors of the Company to be elected at the 2006 Annual Meeting is 12. The directors elected at the 2006 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.
NOMINEES
Who Are the Nominees?
      Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Stockholders held on May 2, 2005, except for Mr. Miles White who is standing for election for the first time. Mr. Massey is not standing for re-election. The ages shown are as of January 1, 2006.

EDWARD J. ZANDER, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
Director since 2004 Age— 58
Mr. Zander joined Motorola in January 2004 as Chairman and Chief Executive Officer. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and COO of Sun Microsystems, Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander serves as Chairman of the Technology CEO Council and on the board of directors of several educational and non-profit organizations. He serves as a member of the Dean’s Advisory Council of the School of Management at Boston University and as Presidential Advisor at Rensselaer Polytechnic Institute. Mr. Zander received a Bachelor of Science degree in electrical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration from Boston University.

H. LAURANCE FULLER, Principal Occupation: Retired; Formerly Co-Chairman of the Board, BP Amoco, p.l.c.
Director since 1994 Age— 67
Mr. Fuller retired as Co-Chairman of BP Amoco, p.l.c., an energy company, in March 2000. Prior to holding that position, he had served as Chairman and Chief Executive Officer of Amoco Corporation since 1991. He is also a director of Abbott Laboratories, Cabot Microelectronics Corporation and Verde Group. Mr. Fuller graduated from Cornell University with a B.S. degree in chemical engineering and earned a J.D. degree from DePaul University Law School.

PROXY STATEMENT

JUDY C. LEWENT, Principal Occupation: Executive Vice President & Chief Financial Officer, Merck & Co., Inc.
Director since 1995 Age— 56
Ms. Lewent has been Chief Financial Officer of Merck & Co., Inc., a pharmaceutical company, since 1990, and in addition, Executive Vice President of Merck since February 2001. She had additional responsibilities as President, Human Health Asia from January 2003 until July 2005, when she assumed strategic planning responsibilities for Merck. Ms. Lewent is also a director of Dell Inc. She serves as a trustee of the Rockefeller Family Trust and is a life member of the Massachusetts Institute of Technology Corporation. Ms. Lewent is a member of the PENN Medicine Board (University of Pennsylvania Health System and School of Medicine) and the American Academy of Arts & Sciences. She received a B.S. degree from Goucher College and an M.S. degree from the MIT Sloan School of Management.

THOMAS J. MEREDITH, Principal Occupation: General Partner and Co-Founder, Meritage Capital, L.P. and Chief Executive Officer, MFI Capital
Director Since 2005 Age— 54
Mr. Meredith is currently a general partner of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds that he co-founded. He is also chief executive officer of MFI Capital. Previously, he was the Managing Director of Dell Ventures and Senior Vice President, Business Development and Strategy of Dell Inc., a computer manufacturer, from 2000 until 2001, and was Chief Financial Officer of Dell Inc. from 1992 until 2000. Mr. Meredith is also a director of Motive and VoxPath Networks, is an adjunct professor at the McCombs School of Business at the University of Texas, and serves on the advisory board of the Wharton School at the University of Pennsylvania. Mr. Meredith received a Bachelor of Science degree in Political Science from St. Francis University, a J.D. degree from Duquesne University and an LL.M. degree in Taxation from Georgetown University.

NICHOLAS NEGROPONTE, Principal Occupation: Chairman Emeritus of the Media Laboratory at the Massachusetts Institute of Technology
Director since 1996 Age— 62
Mr. Negroponte is a co-founder and chairman emeritus of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT’s pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte is also founder and chairman of One Laptop Per Child (OLPC), a non-profit organization created to design, manufacture and distribute laptops that are sufficiently inexpensive to provide every child in the world access to knowledge and modern forms of education. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

PROXY STATEMENT

INDRA K. NOOYI, Principal Occupation: President and Chief Financial Officer, PepsiCo, Inc.
Director since 2002 Age— 50
Ms. Nooyi is President & Chief Financial Officer of PepsiCo, Inc., a world leader in convenient foods and beverages. She joined PepsiCo in 1994 as Senior Vice President of Strategic Planning, and she became Chief Financial Officer in 2000. Ms. Nooyi also serves on the Board of Directors of PepsiCo, Inc. and the PepsiCo Foundation. She serves as Successor Fellow at Yale Corporation and is on the advisory boards of the Yale University President’s Council of International Activities, Yale School of Management, PlaNet Finance, and Breast Cancer Alliance, Inc. She is a member of the Board of the International Rescue Committee and Lincoln Center for the Performing Arts in New York City, serves as a trustee of the Asia Society and Eisenhower Fellowships and is a member of the Executive Committee for the Trilateral Commission. Ms. Nooyi graduated from Madras Christian College in India with a degree in Chemistry, Physics and Math and earned a Master’s Degree in Finance and Marketing from the Indian Institute of Management in Calcutta and a Master’s Degree in Public and Private Management from Yale’s University School of Organization and Management.

SAMUEL C. SCOTT III, Principal Occupation: Chairman, President and Chief Executive Officer, Corn Products International
Director since 1993 Age— 61
Mr. Scott is Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC International spun off Corn Products International as a separate corporation. Mr. Scott serves on the Board of Directors of Bank of New York, Inroads/Chicago, Accion USA and the Chicago Council on Foreign Relations. He also serves as a Trustee of The Conference Board. Mr. Scott graduated from Fairleigh Dickinson University with a bachelor’s degree in engineering in 1966 and an M.B.A. in 1973.

RON SOMMER, Principal Occupation: Retired; Formerly Chairman of the Board of Management, Deutsche Telekom AG
Director Since 2004 Age— 56
Mr. Sommer was Chairman of the Board of Management of Deutsche Telekom AG, a telecommunication company, from May 1995 until he retired in July 2002. He is also a director of Muenchener Rueckversicherung, Celanese and AFK Sistema. He is Chairman of the Advisory Board of AFK Sistema and a Member of the International Advisory Board of The Blackstone Group. Mr. Sommer received a Ph.D. degree in Mathematics from the University of Vienna, Austria.

JAMES R. STENGEL, Principal Occupation: Global Marketing Officer, Procter & Gamble Company
Director Since 2005 Age— 50
Mr. Stengel is currently the Global Marketing Officer of Procter & Gamble Company, a consumer products company. He joined Procter & Gamble in 1983, where he recently served as Vice President-Global Baby Care Strategic Planning, Marketing and New Business Development from May 2000 until August 2001, when he became Global Marketing Officer. Mr. Stengel serves as chairman of the Association of National Advertisers. He is also on the Seven Hills School Board of Trustees and United Way, Alexis de Toqueville Society. Mr. Stengel received a B.A. degree from Franklin & Marshall College and an M.B.A. from Pennsylvania State University.

PROXY STATEMENT

DOUGLAS A. WARNER III, Principal Occupation: Retired; Formerly Chairman of the Board, J.P. Morgan Chase & Co.
Director since 2002 Age— 59
Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm, from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President and Chief Executive Officer of J.P. Morgan & Co. He is also a director of Anheuser-Busch Companies, Inc. and General Electric Company. He is on the Board of Counselors of the Bechtel Group Inc. and is a member of The Business Council. He is chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Mr. Warner is a trustee of the Pierpont Morgan Library and a member of the Yale Investment Committee. Mr. Warner received a B.A. degree from Yale University.

DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
Director since 1995 Age— 66
Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc., Logility, Inc. and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

MILES D. WHITE, Principal Occupation: Chairman of the Board and Chief Executive Officer, Abbott Laboratories
Director since 2005 Age— 50
Mr. White has been Chairman of the Board and Chief Executive Officer of Abbott Laboratories, a pharmaceuticals and biotechnology company, since 1999. He served as an Executive Vice President of Abbott from 1998 to 1999, as Senior Vice President, Diagnostics Operations from 1994 to 1998, and as Vice President, Diagnostics Systems Operations from 1993 to 1994. Mr. White joined Abbott in 1984. He received both his bachelor’s degree in mechanical engineering and M.B.A. degree from Stanford University. He is also a director of Tribune Company. He also serves on the board of trustees of The Culver Educational Foundation, The Field Museum in Chicago and Northwestern University and is chairman of the board of the Federal Reserve Bank of Chicago.

RECOMMENDATION OF THE BOARD
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.
What if a Nominee is Unable to Serve as Director?
      If any of the nominees named below is not available to serve as a director at the time of the 2006 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS
What Are the Board’s Corporate Governance Principles?
      The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. In order to do that effectively, the Board believes it should be comprised of individuals with appropriate skills and experiences to contribute effectively to this dynamic process. The Board is currently highly diversified; it is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, government and academia. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must be informed about the positive and negative issues, problems and challenges facing Motorola and its industries and markets so that the members can exercise their fiduciary responsibilities to stockholders.
Which Directors Are Independent?
      On February 23, 2006, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola, Inc. Director Independence Guidelines, that Mr. Fuller, Ms. Lewent, Mr. Massey, Mr. Meredith, Mr. Negroponte, Ms. Nooyi, Mr. Scott, Mr. Sommer, Mr. Stengel, Mr. Warner, Mr. J. White and Mr. M. White are independent. Mr. Zander does not qualify as an independent director since he is an employee of the Company.
How Was Independence Determined?
      The Motorola, Inc. Director Independence Guidelines include the NYSE independence standards and categorical standards the Board uses in determining if a relationship that a Board member has with the Company is material. The categorical standards adopted by the Board are as follows:
           • Contributions or payments (including the provision of goods or services) from Motorola to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director (defined to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home) is an officer, director, trustee or employee, will not impair independence unless the following are applicable: the contribution or payment (excluding Motorola matches of charitable contributions made by employees or directors under Motorola’s or the Motorola Foundation’s matching gift programs):

(i) is to an entity of which the director or the director’s spouse currently is an officer, director or trustee, and such person held such position at the time of the contribution,
(ii) was made within the previous three years, and
(iii) was in an amount which, in the entity’s last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity’s consolidated gross revenues (or equivalent measure).
           • Indebtedness of Motorola to a bank or similar entity of which a director or a director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer or an owner who directly or indirectly has a 10% or greater equity or voting interest in an entity (a “10% Owner”) of such entity and he or she held that position at any time during the previous twelve months, and
(ii) the total amount of Motorola’s indebtedness during the previous twelve months is more than 5% of the total consolidated assets of such entity in its last fiscal year.
           • Other business relationships between a director or a director’s immediate family member, such as consulting, legal or financial advisory services provided to Motorola, will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and
(ii) the services that were provided during the previous twelve months were in an amount which, in the company’s or firm’s last fiscal year, exceeded the greater of

PROXY STATEMENT

$1 million or 2% of such company’s or firm’s consolidated gross revenues.
      This categorical standard does not include business relationships with Motorola’s independent registered public accounting firm because those relationships are covered by the NYSE independence standards.
           • Motorola’s ownership of voting stock of a company of which the director or the director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of that company, and

(ii) Motorola is currently a 10% Owner of that company.
      The ownership of Motorola shares by a director or a director’s immediate family member will not be considered to be a material relationship which would impair a director’s independence.
      When applying the NYSE independence standards and the categorical standards set forth above, “Motorola” includes Motorola, Inc. and any of its subsidiaries, and the Motorola Foundation. A complete copy of the Motorola, Inc. Director Independence Guidelines is available on the Company’s website at www.motorola.com/investor.
What is Motorola’s Relationship with MIT?
      Motorola and the Motorola Foundation have had various commercial and charitable relationships with the Massachusetts Institute of Technology (MIT) and the MIT Media Laboratory. Motorola and the Motorola Foundation made payments to MIT of approximately $2.5 million in 2005, $5.5 million in 2004 and $7.1 million in 2003. Two of our directors are associated with MIT. Nicholas Negroponte is the Chairman Emeritus of the MIT Media Laboratory, an academic and research laboratory at MIT. Judy Lewent is a life member of the MIT Corporation.
      The Board has concluded that Mr. Negroponte’s and Ms. Lewent’s independence is not impaired based upon the criteria set forth in the Motorola Director Independence Guidelines and the nature of the Motorola/ MIT relationship. The Motorola, Inc. Director Independence Guidelines state that a director’s independence could be impaired if a payment to a non-profit organization, including universities, was in an amount which, in the recipient organization’s last fiscal year, exceeded the greater of $300,000 or 5% of the recipient organization’s consolidated gross revenues (or equivalent measure). For the fiscal year ended June 30, 2005, MIT had total operating revenue (the closest equivalent to consolidated gross revenue) of $2.03 billion, and five percent of that amount is $101.5 million. Accordingly, Motorola’s and the Motorola Foundation’s combined payments and contributions to MIT are significantly less than the $101.5 million impairment threshold. Our payments in 2004 and 2003 were also significantly less than the 5% threshold. MIT, one of the world’s leading research universities in science and technology, has associations with many of the top corporations around the world which, like Motorola, seek the expertise of MIT on a wide variety of matters. Motorola’s relationship with MIT advances the Company’s business goals. Mr. Negroponte does not direct the relationship nor does he vote as a member of the Motorola Board of Directors to approve MIT relationships.
      In reviewing Judy Lewent’s independence, the Board considered her position as a life member of the MIT Corporation, the board of trustees of MIT. She is one of about 75 multi-national leaders in higher education, business and industry, science, engineering and other professions who are members of the MIT Corporation. She is also a member of its Executive Committee, which is responsible for general administration and superintendence of the MIT Corporation. Ms. Lewent is not an employee of MIT, does not have direct responsibility or input on the Motorola/ MIT relationship and does not vote as a member of the Motorola Board of Directors to approve the Motorola/ MIT relationship. The Board has also concluded that Ms. Lewent is independent based on the criteria set forth in the Motorola, Inc. Director Independence Guidelines and the nature of Ms. Lewent’s service to MIT.
Are the Members of the Audit and Legal, Compensation and Leadership and Governance and Nominating Committees Independent?
      Yes. The Board has determined that all of the members of the Audit and Legal Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola, Inc. Director Independence Guidelines and the NYSE listing standards.
Where Can I Receive More Information About Motorola’s Corporate Governance Practices?
      Motorola maintains a corporate governance page on its website at www.motorola.com/investor that includes information about its corporate

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governance practices. The following documents are currently included on the website:

•	The Motorola, Inc. Board Governance Guidelines, the current version of which the Board adopted on February 23, 2006

•	The Motorola, Inc. Director Independence Guidelines, the current version of which the Board adopted on November 15, 2005

•	The Principles of Conduct for Members of the Motorola, Inc. Board of Directors

•	The Motorola, Inc. Code of Business Conduct, which applies to all employees

•	The charters of the Audit and Legal Committee, Compensation and Leadership Committee and Governance and Nominating Committee, the current versions of which the Board adopted on February 13, 2006

•	The Motorola, Inc. Restated Certificate of Incorporation

•	The Motorola, Inc. Amended and Restated Bylaws, the current version of which the Board adopted on February 23, 2006
      The Company intends to disclose amendments to the above documents or waivers applicable to its directors, chief executive officer, chief financial officer and corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola website. The Company will also provide you a printed copy of these documents if you contact Investor Relations, in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com.
BOARD OF DIRECTORS MATTERS
How Often Did the Board Meet in 2005?
      The Board of Directors is responsible for supervision of the overall affairs of the Company. The Board of Directors held seven meetings during 2005. Overall attendance at Board and committee meetings was 91%. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2005, except Mr. Fuller who attended 71% of the meetings.
How Many Directors will Comprise the Board?
      The Board of Directors currently is comprised of 13 directors. Following the Annual Meeting, the Board will consist of 12 directors. Mr. Massey is not standing for re-election. In the interim between Annual Meetings, the Board has the authority under the Company’s bylaws to increase or decrease the size of the Board and to fill vacancies.
How Many Executive Sessions of the Board Are Held and Who Serves as the Presiding Director?
      Independent directors of the Company meet regularly in executive session without management as required by the Motorola, Inc. Board Governance Guidelines. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board of Directors. The Board appointed Mr. Scott its lead director on May 3, 2005. As the lead director, Mr. Scott chairs meetings of the independent directors and serves as liaison with the chairman with respect to matters considered by the independent directors. In 2005, the non-employee members of the Board met in executive session four times.
Will the Directors Attend the Annual Meeting?
      Board members are expected to attend the Annual Meeting of stockholders as provided in the Motorola, Inc. Board Governance Guidelines. All of our directors that stood for election at the 2005 Annual Meeting attended that meeting.

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What Are the Committees of the Board?
      To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following committees: (1) Audit and Legal, (2) Compensation and Leadership, (3) Governance and Nominating, (4) Technology and Design, (5) Executive, and (6) Finance. Committee membership as of December 31, 2005 and the number of meetings of each committee during 2005 are described below:

	Audit &	Compensation &	Governance &	Technology &
	Legal	Leadership	Nominating	Design	Executive	Finance

Non-Employee Directors
H. Laurance Fuller	Chair				X
Judy C. Lewent	X				X	Chair
Walter E. Massey(1)			X	Chair
Thomas J. Meredith	X					X
Nicholas Negroponte			X	X
Indra K. Nooyi		X	X
Samuel C. Scott III		Chair			X
Ron Sommer		X		X
James R. Stengel		X		X
Douglas A. Warner III			Chair		X	X
John A. White	X			X
Miles D. White	(2)
Employee Director
Edward J. Zander					Chair
Number of Meetings in 2005	10	5	4	3	None	6

(1)	Mr. Massey is retiring from the Board effective May 1, 2006.

(2)	Mr. M. White was elected to the Board effective October 1, 2005. He became a member of the Audit and Legal Committee on February 13, 2006.
What Are the Functions of the Audit and Legal Committee?

•	Assist the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance

•	Hire the independent registered public accounting firm

•	Monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the internal auditors

•	Maintain, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm

•	Oversee compliance with the Company’s policies for conducting business, including ethical business standards

•	Prepare the report of the Committee included in this proxy statement
What Are the Functions of the Compensation and Leadership Committee?

•	Assist the Board in overseeing the management of the Company’s human resources including:

•	compensation and benefits programs
•	CEO performance and compensation
•	executive development and succession and diversity efforts

•	Oversee the evaluation of management

•	Prepare the report of the Committee on executive officer compensation included in this proxy statement
What Are the Functions of the Governance and Nominating Committee?

•	Identify individuals qualified to become board members, consistent with the criteria approved by the Board

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•	Recommend director nominees and individuals to fill vacant positions

•	Assist the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board

•	Oversee the evaluation of the Board and its committees

•	Generally oversee the governance of the Board
What Are the Functions of the Technology and Design Committee?

•	Identify and assess significant technological issues and needs affecting the Company

•	Review technical relationships and activities with academic institutions and public sector laboratories

•	Review the adequacy of the Company’s technical resources and continuing technical education
What Are the Functions of the Executive Committee?

•	Act for the Board between meetings on matters already approved in principle by the Board

•	Exercise the authority of the Board on specific matters assigned by the Board from time to time
What Are the Functions of the Finance Committee?

•	Review the Company’s overall financial posture, asset utilization and capital structure

•	Review the need for equity and/or debt financing and specific outside financing proposals

•	Monitor the performance and investments of employee retirement and related funds

•	Review the Company’s dividend payment plans and practices
How are the Directors Compensated?
      The following table further summarizes compensation paid to the non-employee directors during 2005.
2005 Director Compensation

	Fees Earned

				Paid in
	Paid in		Paid in	Deferred Stock	Options
Name	Cash($)		Stock($)(1)	Units($)	Granted(#)(2)

H. Laurance Fuller				$87,000	15,000
Judy C. Lewent			$83,750		15,000
Walter E. Massey	$40,000	(3)		40,000	15,000
Thomas J. Meredith			80,000		15,000
Nicholas Negroponte			75,000		15,000
Indra K. Nooyi	37,500			37,500	15,000
Samuel C. Scott III	43,500			43,500	15,000
Ron Sommer	37,500		37,500		15,000
James R. Stengel	28,125		46,875		15,000
Douglas A. Warner III	39,375			39,375	15,000
John A. White	24,000	(3)	56,000		15,000
Miles D. White				18,750	0	(4)

(1)	Certain de minimis amounts (less than $50) were paid in cash in lieu of fractional shares.
(2)	On May 3, 2005, the non-employee directors received options to acquire 15,000 shares of Common Stock for $15.47 per share, the fair market value of the shares on the date of grant. All stock options vest and become exercisable one year after the date of grant, and expire ten years after the date of grant.

(3)	Includes amounts deferred pursuant to arrangements under the Motorola Management Deferred Compensation Plan.

(4)	Mr. M. White did not receive an option award in May 2005 as he was elected to the Board effective October 1, 2005.

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     During 2005, the annual retainer fee paid to each non-employee director was $75,000. In addition, (1) the chairs of the Audit and Legal and Compensation and Leadership Committees each received an additional annual fee of $12,000, (2) the chairs of the other Committees each received an additional annual fee of $5,000, and (3) the members of the Audit and Legal Committee, other than the chair, each received an additional annual fee of $5,000. The Company also reimburses its directors, and in certain circumstances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings.
      On May 3, 2005, each non-employee director received options to acquire 15,000 shares of Common Stock for $15.47 per share, the fair market value of the shares on the date of grant.
      Non-employee directors do not receive any additional fees for attendance at meetings of the Board or it committees or for additional work done on behalf of the Board or a committee. Mr. Zander, who is also an employee of Motorola, receives no additional compensation for serving on the Board or its committees.
2006 Director Compensation
      Effective January 1, 2006, the annual retainer fee paid to each non-employee director will be $100,000. The chairs of the Audit and Legal and Compensation and Leadership Committees will each receive an additional $15,000 annual fee. The chairs of the other committees will receive an additional annual fee of $10,000. In addition, the members of the Audit and Legal Committee, other than the chair, each will receive an additional annual fee of $5,000.
      A director may elect to defer the above retainers in 5% increments in the form of deferred stock units (e.g., 65% cash/35% deferred stock units). The deferred stock units will be paid to the director in the form of shares of Common Stock upon termination of service from the Motorola Board of Directors. Dividend equivalents will be reinvested in additional deferred stock units subject to the same terms.
      Beginning in 2006, an annual grant of deferred stock units in the second quarter of the fiscal year will replace the annual stock option grant. The deferred stock units will be paid to the director in shares of Common Stock upon termination of service from the Motorola Board of Directors. Dividend equivalents will be reinvested in additional deferred stock units subject to the same terms. The number of deferred stock units to be granted will be determined by dividing $120,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number). As of January 1, 2006 non-employee directors are no longer eligible to participate in the Motorola Management Deferred Compensation Plan.
Director Retirement Plan and Insurance Coverage
      In 1996, the Board terminated its retirement plan. Non-employee directors elected to the Board after the termination date are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola until they are no longer members of the Board because either: (i) they did not stand for re- election or were not re-elected, or (ii) their disability or death. With the retirement of Mr. Massey, there will be no directors who did not convert their accrued benefits in the retirement plan and are entitled to receive payment of such benefits in accordance with the applicable payment terms of the retirement plan, including payments to his or her spouse in the event of his or her death. Mr. Massey served on the Board for eight or more years prior to the termination of the plan and, accordingly, is fully vested and will be entitled to an annual payment of $32,000 upon retirement from the Board.
      Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December 31, 2005 was $2,995.

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Certain Related Transactions
      In December 2005, Motorola acquired Wireless Valley Communications, Inc. (“WVI”) for approximately $36 million in cash. At the time of the acquisition, Mr. Thomas J. Meredith, a director of Motorola, was also a director of WVI and his family trust owned approximately 12% of WVI (the “Trust”). The Trust received approximately $4.4 million of the purchase price. Mr. Meredith did not participate in the negotiations between Motorola and WVI with respect to the transaction and the purchase price was negotiated on an arm’s-length basis. Mr. Meredith’s independence is not impaired by this transaction pursuant to the criteria set forth in the Motorola, Inc. Director Independence Guidelines.
What is the Process for Identifying and Evaluating Director Candidates?
      As stated in the Motorola, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including experience, in the context of the Board’s needs; diversity; age; skills and independence. It also considers ethical standards and integrity.
      The Committee considers recommendations from many sources, including members of the Board, management and search firms. From time-to-time, Motorola hires global search firms to help identify and facilitate the screening and interview process of director nominees. The search firm screens candidates based on the Board’s criteria, performs reference checks, prepares a biography for each candidate for the Committee’s review and helps set up interviews. The Committee and the Chairman of the Board conduct interviews with candidates who meet the Board’s criteria. During 2005, the Governance and Nominating Committee conducted a search and identified Mr. Miles White as a director candidate. The Committee has full discretion in considering its nominations to the Board.
PROPOSAL 2
ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2006
      The Board has adopted the Motorola Omnibus Incentive Plan of 2006 (the “2006 Plan”) and is recommending that stockholders approve the 2006 Plan at the Annual Meeting. The 2006 Plan is integral to the Company’s compensation strategies and programs. The use of stock options and other stock awards among technology companies is widely prevalent. The 2006 Plan will maintain the flexibility that Motorola needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees essential to the Company’s success.
      The 2006 Plan contains the following important features:

•	The total shares reserved under the 2006 Plan includes an additional 80 million shares, which is 3.2% of the Company’s common shares outstanding. This will enable the Company to meet its annual needs over the next two to three years.

•	All shareholder-approved stock incentive plans currently in effect, other than the employee stock purchase plan (as described on page 14, collectively, the “Prior Plans”) will be merged into the 2006 Plan.

•	The total number of shares reserved for issuance under the 2006 Plan after the merger of the Prior Plans is approximately 139.4 million shares (based upon 80 million shares requested and 59.4 million shares available under the Prior Plans as of December 31, 2005), representing 5.6% of the currently outstanding shares of Common Stock.

•	Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•	Repricing of stock options and stock appreciation rights is prohibited.

•	The 2006 Plan has a ten-year term with a fixed number of shares authorized for issuance. It is not an “evergreen” plan.
      In addition, contingent upon approval of the 2006 Plan by stockholders, no further grants will be made under the Motorola Compensation/ Acquisition Plan of 2000.
Background Information
      To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, Motorola uses stock options as its primary long-term incentive vehicle. The Board and the Compensation and Leadership Committee of the Board that administers the Company’s existing employee equity incentive plans believe that stock options align employees’ interests precisely with those of other stockholders, because when the price of the stock declines from the price at the grant date, the employees’ stock options have no value. A

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wide range of employees, managerial and individual contributors, participate in the Company’s stock incentive plans. There is a general grant of stock options annually and stock options are also selectively used to attract new employees, for retention of critical talent and for recognition of superior performance.
      In 2005, the Company granted a total of 40.7 million options to its employees, including executive officers and non-employee directors. The 2005 burn rate, defined as the total options granted in a year divided by the number of shares of Common Stock outstanding at the beginning of the year, was 1.7%, which is lower than the 2004 and 2003 burn rates of 2.4% and 3.1%, respectively. The Company’s 2005 burn rate is lower than the median of its technology peer group.
      On May 3, 2005, the Committee granted 37.7 million stock options to approximately 24,000 employees as part of the Company’s annual award of stock options. These options vest and become exercisable in four equal annual installments, with the first installment vesting on May 3, 2006. Approximately 94% of the stock options covered by the May 3, 2005 grant went to employees other than the executives named in the Summary Compensation Table.
      Motorola also grants restricted stock or restricted stock units to encourage retention and reward performance. The granting of restricted stock or restricted stock units is done on a limited and selective basis.
      A summary of the principal features of the 2006 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2006 Plan that was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement. A copy of the 2006 Plan is available from the Company’s Secretary at the address on the cover of this document.
      The 2006 Plan will permit awards of Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock and Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Cash Awards, Annual Management Incentive Awards, and other Stock Awards and Cash Awards as described below. Stockholder approval of the 2006 Plan will permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code (“Code”).
      Awards and grants under the 2006 Plan are referred to as “Benefits.” Those eligible for Benefits under the 2006 Plan are referred to as “Participants.” Participants include all employees and non-employee directors of the Company and employees of any subsidiary in which the Company owns a 50% or greater interest which the Company consolidates for financial reporting purposes.
Shares Available for Issuance
      As of December 31, 2005, approximately 61.6 million shares were available for new grants under the Company’s existing stock incentive plans and there were approximately 272.2 million shares subject to outstanding benefits under these and predecessor plans.
      Contingent upon receipt of stockholder approval of this 2006 Plan, the Board of Directors has approved a merger of the Motorola Omnibus Incentive Plan of 2003, the Motorola Omnibus Incentive Plan of 2002, the Motorola Omnibus Incentive Plan of 2000 and the Motorola Amended and Restated Incentive Plan of 1998 (collectively, the “Prior Plans”) into the 2006 Plan. Accordingly on or after the date the 2006 Plan is approved by stockholders, the maximum number of shares reserved for issuance under this 2006 Plan shall not exceed: (a) the 80 million shares reserved for issuance under this 2006 Plan, plus (b) the number of shares approved and available for grant under the Prior Plans as of the date of such stockholder approval, plus (c) any shares that become available for issuance pursuant to the reusage provisions discussed below. As of December 31, 2005, there were approximately 59.4 million shares available to be granted under the Prior Plans.
      In addition, contingent upon approval of the 2006 Plan by stockholders, Management is recommending that no further grants be made under the Motorola Compensation/ Acquisition Plan of 2000. As of December 31, 2005, 2.2 million shares were available to be granted under this plan.
Administration and Eligibility
      The 2006 Plan will be administered by a Committee of the Board (the “Committee”) consisting of two or more directors, each of whom will satisfy the requirements: (1) established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”), (2) for outside directors acting under plans intended to

PROXY STATEMENT

qualify for exemption under Section 162(m) of the Code, and (3) established by the New York Stock Exchange. The Committee will approve the aggregate Benefits and the individual Benefits for the most senior elected officers and non-employee directors. The Committee may delegate some of its authority under the 2006 Plan in accordance with the terms of the 2006 Plan.
      No Participant may receive in any calendar year: (i) Stock Options relating to more than 3 million shares, (ii) Restricted Stock or Restricted Stock Units relating to more than 1.5 million shares, (iii) SARs relating to more than 3 million shares, (iv) Performance Shares relating to more than 1.5 million shares, or (v) Deferred Stock Units relating to more than 50,000 shares. No non-employee director may receive in any calendar year (i) Stock Options relating to more than 50,000 shares, or (ii) Deferred Stock Units relating to more than 50,000 shares. (Each of the above limits is subject to the adjustment provisions discussed below).
Benefits

Stock Options

Grants of Options
      The Committee is authorized to grant Stock Options to Participants (“Optionees”), which may be either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). NSOs and ISOs are collectively referred to as “Stock Options”. The exercise price of any Stock Option must be at least equal to the fair market value of the shares on the date of the grant. At the time of grant, the Committee in its sole discretion will determine when Options are exercisable and when they expire, provided the term cannot exceed 10 years.
      For purposes of the 2006 Plan, fair market value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation. The 2006 Plan prohibits repricing of Stock Options.

Payment of Option Price
      Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made: (a) in cash, (b) by the transfer to the Company of shares owned by the Participant having a fair market value on the date of exercise equal to the option exercise price (or certification of ownership of such shares), (c) to the extent permitted by applicable law, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, or (d) in such other manner as may be authorized by the Committee.

SARs
      The Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to the Company, an amount, payable in shares, in cash or a combination thereof, that is equal to: (i) the fair market value of Common Stock on the date of exercise of the right, minus (ii) the fair market value of Common Stock on the date of grant of the right, multiplied by the number of shares for which the right is exercised. Except with respect to SARs issued in substitution for Stock Options (see the following paragraph), the exercise price of any SAR must be at least equal to the fair market value of the shares on the date of the grant. The 2006 Plan prohibits repricing of SARs.
      The Committee also may, in its discretion, substitute SARs which can be settled only in Common Stock for outstanding Stock Options. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the Stock Option that it replaces and the term of the substitute SAR shall not exceed the term of the Stock Option that it replaces.

Restricted Stock and Restricted Stock Units
      Restricted Stock consists of shares which are transferred or sold by the Company to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted Stock Units are the right to receive shares at a future date after vesting upon the attainment of certain conditions and restrictions. The Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), contin-

PROXY STATEMENT

uous service with the Company, the passage of time or other restrictions or conditions. Awards of Restricted Stock and Restricted Stock Units may include the right to be credited with dividends or dividend equivalents.

Deferred Stock Units
      Deferred Stock Units provide a Participant a vested right to receive shares in lieu of other compensation at termination of employment or service or at a specific future designated date. Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units.

Performance Shares
      A Participant who is granted Performance Shares has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee for a performance period of at least 12 months. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of Common Stock otherwise required to be issued to a Participant pursuant to a Performance Share award.

Performance Cash Awards
      A Participant who is granted a Performance Cash Award has the right to receive a payment in cash upon the attainment of performance goals specified by the Committee for a performance period of at least 12 months. The Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Cash Award.

Performance Goals
      Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Cash Awards and other incentives under the 2006 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Common Stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”).
      Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with (a) the Company’s financial statements (including without limitation the Company’s “consolidated earnings before income taxes” as defined in the following section), (b) Generally Accepted Accounting Principles, or (c) under an objective methodology established by the Committee prior to the issuance of an award which is consistently applied.

Annual Management Incentive Awards
      The Committee has the authority to grant Management Incentive Awards to designated executive officers of the Company or any subsidiary.
      Management Incentive Awards will be paid out of an incentive pool equal to five percent of the Company’s “consolidated earnings before income taxes” for each calendar year. The Committee will allocate an incentive pool percentage to each designated executive officer for each calendar year. In no event, may the incentive pool percentage for any one executive officer exceed 30% of the total pool. For purposes of the 2006 Plan, “consolidated earnings before income taxes” will mean the consolidated earnings before income taxes of the Company, computed in accordance with Generally Accepted Accounting Principles, but shall exclude the effects of the following items, if and only if, such items are separately identified in the Company’s quarterly earnings releases: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss, (ii) gains or losses on the disposition of a business or investment, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition. The executive officer’s incentive award then will be determined by the Committee based on the executive officer’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to an executive officer who is subject to Section 162(m) of the Code be increased in any way, including as a result of the reduction of any other executive officer’s allocated portion.

Stock Awards
      The Committee may award shares of Common Stock to Participants without payment therefore as additional compensation for service to the Company

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or a subsidiary. Stock awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

Cash Awards
      A cash award consists of a monetary payment made by the Company to an employee as additional compensation for his or her services to the Company or a subsidiary. Cash awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.
Amendment of the 2006 Plan
      The Board or the Committee has the right and power to amend the 2006 Plan, provided, however, that neither the Board nor the Committee may amend the 2006 Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder’s consent, except that the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options without a Participant’s consent. The Company shall obtain stockholder approval of any amendment of the 2006 Plan to the extent necessary to comply with applicable laws, regulations or stock exchange rules.
Termination of the 2006 Plan
      The Board may terminate the 2006 Plan at any time. The Plan is scheduled to terminate on February 23, 2016. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination.
Committee’s Right to Modify Benefits
      The Committee may grant Benefits on terms and conditions different than those specified in the 2006 Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Benefits more effective under such laws and regulations.
      The Committee may permit or require a Participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an award under the 2006 Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account.
Change in Control
      Upon the occurrence of a Change in Control (as defined below), all outstanding Stock Options and SARs shall become vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units shall lapse, all performance goals shall be deemed achieved at target levels and all other terms and conditions met, all Performance Shares shall be delivered, all Performance Cash Awards, Deferred Stock Units and Restricted Stock Units shall be paid out as promptly as practicable, all Annual Management Incentive Awards shall be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met, and all Other Stock or Cash Awards shall be delivered or paid. The treatment of outstanding Benefits set forth above is referred to herein as “Accelerated Treatment”. Accelerated Treatment shall not apply if and to the extent that such Benefits are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the value of the award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original Benefit; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards must provide for the Accelerated Treatment with respect to any Participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control.
      Any payment required by the preceding paragraph to a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code will be suspended for six months from the Change in Control to the extent necessary to comply with Section 409A of the Code.
      For purposes of the 2006 Plan, the term “Change in Control” is defined as: (i) any change in the person or group that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisition, directly or indirectly, of securities of the Company representing at least 20% of the combined voting power of the outstanding securities of the Company (other than by the Company, or any employee benefit plan of the Company); (iii) the consummation of certain mergers and consolidations involving the Company; (iv) the consummation of the sale or other disposition of all or substantially all of the Company’s assets; (v) the approval of liquidation or dissolution of the Company by its stockholders; and (vi) a change in the majority of the Board of the Company in existence prior to the

PROXY STATEMENT

first public announcement relating to any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the Company), contested election or substantial stock accumulation.
      For purposes of the 2006 Plan, the term “Cause” shall mean, with respect to any Participant, (i) the Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust, or (ii) the Participant’s willful engagement in gross misconduct in the performance of the Participant’s duties that materially injures the Company or a subsidiary.
      For purposes of the 2006 Plan, the term “Good Reason” shall mean, with respect to any Participant, without such Participant’s written consent, (i) the Participant is assigned duties materially inconsistent with his position, duties, responsibilities and status with the Company or a subsidiary during the 90-day period immediately preceding a Change in Control, or the Participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) the Company reduces the Participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii) the Company or a subsidiary requires the Participant regularly to perform his duties of employment beyond a 50 mile radius from the location of the Participant’s employment immediately prior to the Change in Control, or (iv) the Company purports to terminate the Participant’s employment other than pursuant to a notice of termination which indicates the Participant’s employment has been terminated for “Cause” (as defined above) and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.
Adjustments
      If there is any change in the number, class, market price or terms of the Common Stock by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a subsidiary, combination of shares, exchange of shares, stock rights offering or other similar event or any distribution to the holders of shares of Common Stock other than a regular cash dividend, the Committee shall make such substitution or adjustment in the number of or class of shares which may be issued under the 2006 Plan in the aggregate or to any one Participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the 2006 Plan as it deems appropriate.
      In direct connection with the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of the Company or a subsidiary, the Committee may authorize the assumption or replacement of affected Participants’ awards by the spun-off facility or organization or by the entity that controls the spun-off facility or organizational unit following disaffiliation.
      In the event of any merger, consolidation, or reorganization of the Company with or into another corporation which results in the Company’s outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Committee, for each share of Common Stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.

Substitution and Assumption of Benefits
      Either the Board or the Committee may authorize the issuance of Benefits in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of the Company or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate. To the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange, any substitute awards granted under the 2006 Plan shall not count against the share limitations set forth herein.

Reusage
      If a Stock Option granted under the 2006 Plan, the Prior Plans or the Motorola Share Option Plan of 1996 (the “1996 Plan”) expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or

PROXY STATEMENT

SARs granted under the 2006 Plan, the Prior Plans or the 1996 Plan are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits will again be available for use under the 2006 Plan (to the extent permitted under the terms of the Prior Plans or the 1996 Plan if the original award occurred under a such Plan). Shares covered by a Benefit granted under the 2006 Plan or the Prior Plans will not be counted as used unless and until they are actually issued and delivered to a Participant. Any shares of Common Stock covered by a SAR shall be counted as used only to the extent shares are actually issued to the Participant upon exercise of the SAR. Shares exchanged by an optionee as full or partial payment of the exercise price under any stock option exercised under the 2006 Plan, shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Benefit that is settled in cash will not be counted as used.
U.S. Federal Income Tax Consequences
      The Company has been advised by counsel that the federal income tax consequences as they relate to Benefits are as follows:

ISOs
      An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies.
      The exercise of an ISO may in some cases trigger liability for the alternative minimum tax.
      If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant (a “disqualifying disposition”), the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposition. In the year of a disqualifying disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the Optionee recognizes as a result of the disposition.

NSOs
      An Optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the Optionee recognizes upon the exercise of the Stock Option.

Restricted Stock
      A Participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.
      A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the award.
      The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Other Benefits
      In the case of an exercise of an SAR or an award of Restricted Stock Units or Deferred Stock Units, Performance Shares, or Common Stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

PROXY STATEMENT

Million Dollar Deduction Limit
      The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is among one of the four other most highly-compensated officers for that taxable year as reported in the Company’s proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Benefits in the form of Stock Options, Performance Shares, Performance Cash Awards, SARs, performance-based Restricted Stock and Restricted Stock Units and cash payments under Management Incentive Awards constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.
Miscellaneous
      A new benefits table is not provided because no grants have been made under the 2006 Plan and all Benefits are discretionary. On March 3, 2006, the closing price of the Common Stock was $21.98.
Approval by Stockholders
      In order to be adopted, the 2006 Plan must be approved by the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote.
RECOMMENDATION OF THE BOARD
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2006. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2006.
PROPOSAL 3
SHAREHOLDER PROPOSAL RE: REDEEM OR VOTE POISON PILL
      For reasons stated below, the Board of Directors of the Company recommends a vote “AGAINST” this shareholder proposal.
      The Company has been advised that William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 3,000 shares, intends to submit the following proposal for consideration at the 2006 Annual Meeting.
      RESOLVED: Shareholders request that our Board adopt a rule that our Board will redeem any current or future poison pill unless such poison pill is submitted to a shareholder vote, as a separate ballot item, as soon as may be practicable.
Supporting Statement:
      Pills Entrench Current Management
      “Poison pills . . . prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.” “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001.
      Progress Begins with One Step
      It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in CEO Compensation.
“D” in Accounting.

•	We had no Independent Chairman— Independent oversight concern.

•	Cumulative voting was not allowed.

•	Our directors and management were still protected by a poison pill with a low 10% threshold.

•	Two directors had non-director business with our company— Independence concern. I believe these sub-optimal governance examples at our company reinforce the reason to adopt the above RESOLVED statement to improve our corporate governance.
      Like a Dictator
      “[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’ ”
T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years
      Poison Pill Negative
      “That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.” Morningstar.com, Aug. 15, 2003

PROXY STATEMENT

      The Potential of a Tender Offer Can Motivate Our Directors
      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.
Wall Street Journal, Feb. 24, 2003
      Stock Value
      If a poison pill makes our stock difficult to sell at a profit — the value of our stock could suffer.
RECOMMENDATION OF THE BOARD
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW, UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.
      The Board recommends a vote against the current proposal because the Board continues to believe that the Company’s Rights Plan is an important tool that enables the Board to maximize shareholder value in the event of a proposed acquisition of control of the Company. The Rights Plan also allows the Board to protect the Company and its shareholders from unfair and coercive takeover tactics, such as a partial or two-tier tender offer, a “creeping acquisition” or other tactics that the Board believes are unfair to the Company’s shareholders. Similar plans have been adopted by over 2,000 companies, including approximately 60% of the Standard & Poor’s 500.
The Rights Plan is Designed to Help the Board Enhance Shareholder Value
      The Rights Plan is not intended to prevent a takeover of the Company. Nor does the Rights Plan change or diminish the fiduciary obligations of the Company’s Board. The Rights Plan strengthens the ability of the Board, 12 of whose 13 current members are considered independent under current New York Stock Exchange rules for board independence, to fulfill its fiduciary duties under Delaware law. Because the Board, prior to the acquisition of 10% of the Company’s common shares by an acquirer, has the power to redeem the rights issued under the Rights Plan and thereby remove the impediment to the completion of an acquisition of the Company, a prospective acquirer seeking to persuade the Board to redeem the rights may propose a higher takeover price, an offer for all shares rather than a partial offer or better takeover terms than would be proposed if no Rights Plan were in place.
      The Board is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer and seek a higher price if there is to be a sale of the Company. In summary, the Rights Plan allows your Board to evaluate offers, investigate alternatives and take the necessary steps to maximize shareholder value. Without the protection of the Rights Plan, your Board would lose important bargaining power in negotiating the transaction with a potential acquirer or pursuing a potentially superior alternative.
Evidence Shows that Rights Plans are Effective and Protect Investors
      Merger and acquisition activity over the last ten years shows that Rights Plans neither prevent unsolicited offers from occurring nor prevent companies from being acquired at prices that are fair and adequate to shareholders. In fact, a study by J.P. Morgan published in 2001, analyzing 397 acquisitions of U.S. public companies from 1997 to 2000 where the purchase price exceeded $1 billion, found that companies with Rights Plans in place received a median premium of 35.9% compared to 31.9% for companies without a Rights Plan. A 1997 study published by Georgeson & Company of takeover premiums during the period from 1992 to 1996 also concluded that premiums paid to acquire target companies with Rights Plans were higher than premiums paid for target companies that did not have such Plans. In addition, the Georgeson study concluded that the presence of a Rights Plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid and that Rights Plans did not reduce the likelihood that a company would become a takeover target. Thus, empirical evidence suggests that Rights Plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders. Indeed, many companies with Rights Plans have received unsolicited takeover proposals and have redeemed their rights after their board of directors concluded that the offer, as negotiated by such board of directors, adequately reflected the intrinsic value of the company and was fair and equitable to all shareholders.
The Board Will Use the Rights Plan in the Best Interests of Shareholders
      The Board believes that the adoption and maintenance of a Rights Plan is appropriately within the scope of responsibilities of the Board, acting on behalf of all shareholders. The adoption of such a

PROXY STATEMENT

Plan accords with the Board’s responsibilities for the management of the Company’s affairs and the issuance of securities and does not require shareholder approval under Delaware law or the rules of the New York Stock Exchange. To redeem the Rights Plan now, in the absence of an acquisition proposal, would remove an important tool that the Board should have for the protection of shareholders and would leave shareholders vulnerable to an unsolicited and potentially coercive and unfair takeover offer. The Board believes that any decision to redeem the Rights Plan should be made by the Board in the context of a specific acquisition proposal.

PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION
      The following table summarizes the Company’s equity compensation plan information as of December 31, 2005. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers or acquisitions where the plans governing the options will not be used for future awards, as described below.

					Number of securities
					remaining available for
	Number of				future issuance under
	securities to be		Weighted-average		equity compensation
	issued upon exercise		exercise price		plans (excluding
	of outstanding		of outstanding		securities reflected in
	options and rights		options and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by Motorola stockholders	259,261,333	(1)(2)(3)	$16.68	(4)	77,390,567	(5)
Equity compensation plans not approved by Motorola stockholders(6)(7)	9,010,057		$14.55		2,186,010	(8)

Total	268,271,390		$16.61		79,576,577

(1)	This includes shares subject to outstanding options granted under the Motorola Omnibus Incentive Plan of 2003 (“2003 Plan”), the Motorola Omnibus Incentive Plan of 2002 (“2002 Plan”), the Motorola Omnibus Incentive Plan of 2000 (“2000 Plan”), the Motorola Amended and Restated Incentive Plan of 1998 (“1998 Plan”) and prior stock incentive plans no longer in effect.

(2)	This also includes an aggregate of 3,584,583 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2003 Plan, the 2002 Plan, the 2000 Plan, the Motorola Non- Employee Directors Stock Plan and prior incentive plans which are no longer in effect. Each restricted or deferred stock unit is intended to be the economic equivalent of a share of Common Stock.

(3)	This does not include 530,249 stock appreciation rights (“SARs”) which are outstanding and exercisable under the 2000 Plan, the 1998 Plan and prior stock incentive plans that are no longer in effect. These SARs enable the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. No security is issued upon the exercise of these SARs.

(4)	This weighted exercise price does not include outstanding restricted or deferred stock units.

(5)	Of these shares: (i) 17,950,199 shares remain available for future issuance under the Company’s employee stock purchase plan, the Motorola Employee Stock Purchase Plan of 1999, as amended; and (ii) an aggregate of 59,440,368 shares remain available for grants of awards under the 2003 Plan, the 2002 Plan, the 2000 Plan and the 1998 Plan, of which 24,307,910 shares are available for grants of awards other than options under the 2003 Plan, 3,092,662 shares are available for grants of awards other than options under the 2002 Plan and 4,970,763 shares are available for grants of awards other than options under the 2000 Plan. Other benefits which may be granted under the 2003 Plan, the 2002 Plan and the 2000 Plan are SARs, restricted stock, restricted stock units, performance stock, performance units, annual management incentive awards and other stock awards. Only options and SARs can currently be granted under the 1998 Plan.

(6)	The Company’s only non-stockholder approved plan is the Motorola Compensation/ Acquisition Plan of 2000 (“C/A Plan”) that was adopted in November 2000. Since its inception, the major purposes of the C/A Plan have been to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. Otherwise, grants are generally made by the Company under the 1998, 2000, 2002 and 2003 Plans. Awards may not be made under the C/A Plan to directors or executive officers of the Company. The Company intends to no longer make grants under the C/A Plan if the proposed Motorola Omnibus Incentive Plan of 2006, as described on pages 13 through 20, is approved by stockholders. The C/ A Plan is more fully described below.

(7)	As of December 31, 2005, there were 2,548,710 shares subject to outstanding stock options which had been assumed by the Company in connection with acquisition transactions, at a weighted average exercise price of $10.32. These options were issued under equity compensation plans of companies acquired by the Company. No additional options may be granted under these equity compensation plans. The table does not include information with respect to these assumed options.

PROXY STATEMENT

(8)	Of these shares, 78,200 are available for grants of awards other than options under the C/A Plan. Other benefits which may be granted under the C/A Plan are SARs, restricted stock, restricted stock units, performance stock, performance units, annual management incentive awards and other stock awards. As noted in footnote 6 above, the Company intends to no longer make grants under the C/A Plan if the proposed Motorola Omnibus Incentive Plan of 2006, as described on pages 13 through 20, is approved by stockholders.
The Motorola Compensation/ Acquisition Plan of 2000
      The Motorola Compensation/ Acquisition Plan of 2000 (the “C/ A Plan”), initially adopted on November 7, 2000 by the Board of Directors, provides that awards may be granted to employees of the Company and its subsidiaries who are not executive officers or directors of the Company, in connection with its recruiting and retention efforts. Since its inception, the major purposes of the C/ A Plan have been to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses.
      The C/ A Plan permits the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards. When initially adopted, the C/ A Plan provided for a maximum of 40 million shares of Common Stock to be issued under the C/ A Plan, subject to certain adjustments and the reusage of shares in certain circumstances such as forfeitures and cancellations. However, the C/ A Plan was amended in November 2001 to provide that, in lieu of such share authorization, the Compensation and Leadership Committee has the authority to determine from time to time the maximum number of shares of Common Stock reserved for issuance under the C/A Plan. In November 2001, the Compensation and Leadership Committee authorized 2 million shares to be issued under the C/A Plan, subject to adjustments and the C/A Plan’s reusage provisions. On May 3, 2003, a grant of stock options made prior to November 2001 under the C/A Plan expired without being exercised. As a result, approximately 6 million shares became available for the use under the C/A Plan’s reusage provisions. As of December 31, 2005, the maximum number of shares available under the C/A Plan was 2,186,010.
      Awards have included options to acquire shares of Common Stock, shares of restricted Common Stock and restricted stock units. Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, all options expire 10 years from the date of grant and vest and become exercisable at 25% increments over four years. Awards of restricted stock or restricted stock units consist of shares or rights to shares of Common Stock. The restrictions on individual grants vary, but are designed so that the awards are subject to substantial risk of forfeiture by the employee.
      Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs, will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock or restricted stock units outstanding on the date on which the change in control occurs will be automatically terminated.
      As noted above, the Company intends to no longer make grants under the C/A Plan if the proposed Motorola Omnibus Incentive Plan of 2006, as described on pages 13 through 20, is approved by stockholders.

PROXY STATEMENT

OWNERSHIP OF SECURITIES
Security Ownership of Management and Directors
      The following table sets forth information as of February 28, 2006, regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table, and by all current directors, nominees and executive officers of the Company as a group. Each director, nominee and named executive officer owns less than 1% of the Common Stock. All current directors, nominees and current executive officers as a group own less than 1%.

		Shares Under		Total Shares
		Exercisable		Beneficially
Name	Shares Owned(1)	Options(2)	Stock Units(3)	Owned(4)(5)

Edward J. Zander	135,599	1,094,810	214,351	1,899,816	(6)
David W. Devonshire	47,306	111,760	5,235	169,536	(7)
Ronald G. Garriques	25,000	43,586	0	169,156	(8)
Gregory Q. Brown	17,937	167,640	0	337,861	(9)
Adrian R. Nemcek	47,394	550,695	0	601,780
H. Laurance Fuller	936	112,318	13,002	126,256	(10)
Judy C. Lewent	47,604	112,318	0	159,922	(11)
Walter E. Massey	20,684	87,172	5,979	113,835	(12)
Thomas J. Meredith	4,223	0	0	4,223
Nicholas Negroponte	44,511	112,318	0	156,829
Indra K. Nooyi	4,579	33,528	5,545	43,652	(13)
Samuel C. Scott III	33,629	112,318	6,501	152,448	(14)
Ron Sommer	3,043	0	0	3,043
James R. Stengel	7,305	0	0	7,305
Douglas A. Warner III	24,372	50,292	5,695	80,360	(15)
John A. White	44,266	41,910	0	86,176	(16)
Miles D. White	2,000	0	830	2,830	(17)
All current directors, nominees and current executive officers as a group (23 persons)	595,073	4,080,507	257,138	5,992,066	(18)

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan and the shares listed under “Shares Under Exercisable Options” and “Stock Units”.

(2)	Includes shares under options exercisable on February 28, 2006 and options which become exercisable within 60 days thereafter.

(3)	Includes stock units which are deemed to be beneficially owned on February 28, 2006 or 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of a share of Common Stock.

(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(5)	Includes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan, which is subject to some investment restrictions, the shares listed under “Shares Under Exercisable Options” and units listed under “Stock Units.”

(6)	Mr. Zander has shared voting and investment power over 75,000 of these shares. His holdings under “Total Shares Beneficially Owned” include 214,351 restricted stock units that have vested but are subject to a deferred distribution upon the occurrence of certain events, as provided in his employment agreement as described on page 33. His holdings under “Total Shares Beneficially Owned” also include 455,056 stock units that are subject to restrictions. The 455,056 units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2006.

(7)	Mr. Devonshire’s holdings under “Total Shares Beneficially Owned” include 10,470 stock units that are subject to restrictions. The restrictions on 5,235 of these units lapse on March 18, 2006 and are reflected under “Stock Units”

PROXY STATEMENT

and the remaining 5,235 units are excluded from the computations of percentages of shares owned because the restrictions on these units lapse more than 60 days after February 28, 2006.

(8)	Mr. Garriques’ does not have investment power over 25,000 of these shares. His holdings under “Total Shares Beneficially Owned” include 100,570 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2006.

(9)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include 152,284 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2006.

(10)	Mr. Fuller does not have investment power over 936 of these shares.

(11)	Ms. Lewent does not have investment power over 264 of these shares.

(12)	Mr. Massey has shared voting and investment power over 2,397 of these shares, and does not have investment power over 10,294 of these shares.

(13)	Ms. Nooyi does not have investment power over 2,995 of these shares.

(14)	Mr. Scott does not have investment power over 12,177 of these shares.

(15)	Mr. Warner does not have investment power over 4,245 of these shares.

(16)	Mr. John White has shared voting and investment power over 31,091 of these shares and does not have investment power over 540 of these shares.

(17)	Mr. Miles White has shared voting and investment power over 2,000 of these shares.

(18)	All directors, nominees and current executive officers as a group have: sole voting and investment power over 397,382 of these shares, shared voting and investment power over 141,240 of these shares, and have sole voting and no investment power over 56,451 of these shares. Included under “Total Shares Beneficially Owned” are 1,031,859 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2006.

PROXY STATEMENT

EXECUTIVE COMPENSATION
Summary Compensation Table

		Annual Compensation					Long-Term Compensation

					Other							All
					Annual		Restricted		Securities			Other
					Compen-		Stock		Underlying		LTIP	Compen-
		Salary	Bonus		sation		Awards		Options		Payouts	sation
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)		($)(4)		(#)(5)(6)		($)	($)(7)

Edward J. Zander	2005	$1,500,000	$3,000,000		$364,520	(8)	$2,320,500	(9)	1,050,000	(10)	$7,500,000	$6,300
Chairman of the Board and	2004	1,500,000	4,600,000	(11)	420,831	(8)	9,148,857	(9)	2,570,480	(10)	0	17,390
Chief Executive Officer

David W. Devonshire	2005	625,000	800,000		2,605		0		400,000		1,800,000	6,300
Executive Vice President,	2004	642,308	1,164,858		71,030	(12)	0		502,920		1,725,000	17,824
Chief Financial Officer	2003	593,269	822,925	(13)	3,452		0		549,864		0	8,054

Ronald G. Garriques	2005	586,538	1,514,646	(14)	656,437	(15)	1,547,000	(16)	400,000		1,421,333	6,300
Executive Vice President	2004	495,336	979,429		1,365,902	(15)	0		111,760		738,000	13,768
	2003	431,923	137,837		1,169,316	(15)	0		162,052		0	6,586

Gregory Q. Brown	2005	593,981	825,000		1,108		1,547,000	(17)	400,000		1,575,000	3,150
Executive Vice President	2004	583,654	1,096,735	(18)	1,475		0		474,980		1,575,000	8,609
	2003	510,866	692,196	(19)	477		865,000	(19)	949,960	(19)	0	832

Adrian R. Nemcek	2005	593,269	750,000		3,319		0		350,000		1,620,000	6,300
Executive Vice President	2004	587,692	1,015,797		72,325	(20)	0		474,980		1,500,000	20,862
	2003	529,231	662,782		18,875		0		447,040		0	8,340

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan and the Motorola Management Deferred Compensation Plan.

(2)	Unless otherwise indicated, bonuses were earned under the Motorola Incentive Plan (“MIP”).

(3)	Unless otherwise indicated, these amounts consist of the Company’s reimbursements for the income tax liability (“tax gross-ups”) resulting from income imputed to the executive officer as a result of: (a) premiums paid by the Company under the term life portion of an endorsement split-dollar life insurance policy for elected officers (for all named executive officers except Mr. Zander), and (b) certain use of Company aircraft. Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer valued on the basis of aggregate incremental cost to the Company (“Company perquisite costs”), was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years.

(4)	Restricted stock and restricted stock units are valued at the time of grant. Dividends are paid on restricted stock at the same rate and time as dividends are paid on Common Stock. Restricted stock units automatically accrue additional units at the current market price pursuant to dividend equivalent rights at the same rate and time as dividends are paid on the Common Stock. Restrictions on the units received pursuant to dividend equivalent rights lapse at the same time as restrictions on the underlying units. Restrictions on restricted stock or restricted stock units lapse upon the holder’s death or permanent disability. On December 2, 2004, all holders of restricted stock and restricted stock units received a distribution equal to .110415 shares of Class B common stock of Freescale Semiconductor, Inc. (“Freescale Semiconductor”) per restricted share or restricted stock unit. As of December 31, 2005, the aggregate number of shares of restricted Common Stock and restricted stock units held by the officers and the dollar value of such shares were: Mr. Zander, 750,187 shares, including 657,163 restricted stock units ($16,946,742); Mr. Devonshire, 10,453 restricted stock units ($236,126); Mr. Garriques, 125,402 shares, including 100,402 restricted stock units ($2,832,835); and Mr. Brown, 177,779 restricted stock units ($4,016,033). The dollar values are based on the closing price of the Common Stock ($22.59) on December 30, 2005.

(5)	All options were granted at fair market value at the date of grant. On December 2, 2004, the Company completed the spin-off of Freescale Semiconductor, its former semiconductor business, by distributing its remaining ownership interest in Freescale Semiconductor to Motorola stockholders. At that time, the number of shares and exercise price of vested and unvested stock options were adjusted by a ratio of 1.1176 to reflect the decrease in the Company’s stock price immediately following the distribution. The adjustment was designed to preserve the intrinsic value of all vested and unvested options. Accordingly, the number of shares and exercise price of all option grants, including those reported in this table, have been adjusted by multiplying the number of shares underlying the option by 1.1176 and dividing the exercise price by the same number.

(6)	Unless otherwise indicated, all stock options vest and become exercisable in equal annual installments over four years, with the first installment vesting one year after the date of grant, and expire ten years after the date of grant and all options were granted as part of the Company’s broad-based annual stock option grants, which occurred on May 6, 2003, May 4, 2004 and May 3, 2005.

PROXY STATEMENT

(7)	In 2005, these figures reflect the following contributions made by the Company to the 401(k) Plan for each of the officers: Mr. Zander, $6,300; Mr. Devonshire, $6,300; Mr. Garriques, $6,300; Mr. Brown, $3,150; and Mr. Nemcek $6,300.

(8)	In 2005, this amount consists of: (i) Company perquisite costs for Mr. Zander of $362,253, including $307,764 for personal use of Company aircraft, and (ii) tax gross-ups of $2,267 for income imputed to Mr. Zander. In 2004, this amount consists of: (i) Company perquisite costs for Mr. Zander of $390,370, including $133,925 for personal use of Company aircraft and $125,000 for relocation benefits, and (ii) tax gross-ups of $30,461 for income imputed to Mr. Zander. As Chairman and CEO, Mr. Zander is required to use the plane for business and personal travel pursuant to the Company’s security program established by the Board of Directors.

(9)	On May 3, 2005, Mr. Zander was awarded 150,000 restricted stock units. The restrictions on 50% of the units will lapse on November 3, 2007 and the restrictions on the remaining 50% of the units will lapse on May 3, 2010. As part of the Zander Compensation Arrangements (as defined in footnote 11 below), on January 5, 2004, Mr. Zander was awarded 93,024 shares of restricted Common Stock, all of the restrictions on which lapsed on January 5, 2006. On January 5, 2004, Mr. Zander was awarded 400,000 restricted stock units. The restrictions on 50% of the units lapsed on January 5, 2006 and restrictions on the remaining 50% of the units will lapse on January 5, 2008. On May 4, 2004, Mr. Zander was awarded 109,770 restricted stock units. Restrictions on 10% of the units lapsed on May 4, 2005, restrictions on an additional 20% of the units will lapse on May 4, 2006, restrictions on an additional 30% of the units will lapse on May 4, 2007, and restrictions on the remaining 40% of the units will lapse on May 4, 2008.

(10)	Mr. Zander was granted 300,000 stock options on February 14, 2005 in recognition of his performance throughout 2004. In connection with the Company’s broad-based annual stock option grant, Mr. Zander was granted 750,000 stock options on May 3, 2005. As part of the Zander Compensation Arrangements, Mr. Zander was granted 1,508,760 stock options on January 5, 2004 and, in connection with the Company’s broad-based annual stock option grant, Mr. Zander was granted 1,061,720 stock options on May 4, 2004.

(11)	On January 5, 2004, Mr. Zander joined the Company as Chairman of the Board and Chief Executive Officer. At that time, as an incentive for him to join the Company, the Company entered into certain compensation arrangements with Mr. Zander (the “Zander Compensation Arrangements”). The compensation arrangements included a guaranteed signing bonus of $600,000 that was paid to Mr. Zander in January 2004. The remaining $4,000,000 was paid under MIP and receipt was deferred through the Company’s Management Deferred Compensation Plan pursuant to the terms of the Zander Compensation Arrangements.

(12)	In 2004, this amount consists of: (i) Company perquisite costs for Mr. Devonshire of $64,270, including $38,097 for the fair market value of an automobile gifted upon elimination of the Company’s U.S. executive vehicle program, and (ii) a tax gross-up of $6,760 for income imputed to Mr. Devonshire.

(13)	In March 2002, Mr. Devonshire joined the Company as Executive Vice President and Chief Financial Officer. At that time, as an incentive for him to join the Company, the Company entered into certain compensation arrangements with Mr. Devonshire (the “Devonshire Compensation Arrangements”). The Devonshire Compensation Arrangements included a guaranteed signing bonus, $287,500 of which was paid to Mr. Devonshire in 2003, after completion of Mr. Devonshire’s first year of employment. Mr. Devonshire’s remaining 2003 bonus of $535,425 was earned under MIP.

(14)	In 2005, Mr. Garriques earned a bonus of $900,000 under MIP and was awarded a bonus of $114,646 pursuant to the Company’s expatriate policies for the successful completion of an overseas assignment that began in October 2002 and ended in April 2005. Also, in April 2005, Mr. Garriques received a payment of $500,000 in exchange for an agreement to forgo the reimbursement of certain relocation-related expenses and other expenses that the Company had previously agreed to reimburse.

(15)	In 2005, this amount consists of: (i) Company perquisite costs for Mr. Garriques of $300,824, including $266,600 of Expatriate Benefits (as defined below), and (ii) tax gross-ups of $355,613 for income imputed to Mr. Garriques, primarily for Expatriate Benefits. In 2004, this amount consists of: (i) Company perquisite costs for Mr. Garriques of $1,352,821, including $1,257,731 of Expatriate Benefits, and (ii) tax gross-ups of $13,081 for income imputed to Mr. Garriques. In 2003, this amount consists of: (i) Company perquisite costs for Mr. Garriques of $1,155,545, including $1,097,105 of Expatriate Benefits, and (ii) tax gross-ups of $13,771 for income imputed to Mr. Garriques. At the Company’s request, Mr. Garriques relocated for an overseas assignment that began in October 2002 and ended in April 2005. In connection with this expatriate assignment, the Company made certain payments to, and covered certain costs of, Mr. Garriques, including housing expenses (both overseas and domestic), automobile expenses, travel expenses and other expenses, as well as payments to Mr. Garriques for cost-of-living-adjustments and tax equalization (collectively, “Expatriate Benefits”).

(16)	On May 3, 2005, Mr. Garriques was awarded 100,000 restricted stock units. The restrictions on 50% of the units will lapse on November 3, 2007 and the restrictions on the remaining 50% of the units will lapse on May 3, 2010.

PROXY STATEMENT

(17)	On May 3, 2005, Mr. Brown was awarded 100,000 restricted stock units. The restrictions on 50% of the units will lapse on November 3, 2007 and the restrictions on the remaining 50% of the units will lapse on May 3, 2010.

(18)	As part of the Brown Compensation Arrangements (as defined in footnote 19 below), Mr. Brown received a guaranteed bonus of $100,000 that was paid on January 2, 2004. Mr. Brown’s remaining 2004 bonus of $996,735 was earned under MIP.

(19)	On January 1, 2003, Mr. Brown joined the Company as Executive Vice President, President and Chief Executive Officer, Commercial, Government and Industrial Solutions Sector. At that time, as an incentive for him to join the Company, the Company entered into certain compensation arrangements with Mr. Brown (the “Brown Compensation Arrangements”). The Brown Compensation Arrangements included a signing bonus of $100,000 that was paid to Mr. Brown shortly after he joined the Company in 2003 and a guaranteed bonus of $100,000 that was paid in January 2004, after completion of Mr. Brown’s first year of employment. Mr. Brown also earned a bonus of $592,196 in 2003 under MIP. On January 1, 2003, Mr. Brown was awarded 100,000 restricted stock units. Restrictions on 25% of the units lapsed on January 1, 2005; restrictions on an additional 25% of the units lapsed on January 1, 2006; restrictions on an additional 25% of the units will lapse on January 1, 2007; and restrictions on the remaining 25% of the units will lapse on January 1, 2008. On January 1, 2003, Mr. Brown was also granted 558,800 stock options. 10% of the options vested on January 1, 2004; 20% of the options vested on January 1, 2005; 30% of the options vested on January 1, 2006; and the remaining 40% of the options will vest on January 1, 2007. The options expire on January 1, 2013. Mr. Brown also received 391,160 options on May 6, 2003 as part of the Company’s broad-based annual stock option grant.

(20)	In 2004, this amount consists of: (i) Company perquisite costs for Mr. Nemcek of $65,359, including $29,092 for the fair market value of an automobile gifted upon elimination of the Company’s U.S. executive vehicle program and $18,784 for personal use of Company aircraft, and (ii) tax gross-ups of $6,966 for income imputed to Mr. Nemcek.
Aggregated Option Exercises in 2005
and 2005 Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money(2)
	Shares		Options at end		Options at end
	Acquired on	Value	of 2005(#)		of 2005($)(3)
	Exercise	Realized
Name	(# of Shares)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward J. Zander	0	$0	642,620	2,977,860	$5,295,795	$23,231,385
David W. Devonshire	374,955	3,250,285	0	1,163,883	0	10,554,869
Ronald G. Garriques	517,740	3,645,129	93,586	881,965	293,480	7,128,676
Gregory Q. Brown	342,823	3,585,395	0	1,342,975	0	13,891,930
Adrian R. Nemcek	454,862	4,083,716	550,695	999,605	3,443,641	8,830,456

(1)	The “Value Realized” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

(2)	“In-the-Money” options are options whose base (or exercise) price was less than $22.59 per share, the closing market price of a share of Common Stock at December 31, 2005.

(3)	Assuming a stock price of $22.59 per share, which was the closing market price of a share of Common Stock reported by the New York Stock Exchange on December 31, 2005.

PROXY STATEMENT

Stock Option Grants in 2005

	Individual Grants
			% of Total
	Number of		Options			Grant Date
	Securities		Granted	Exercise		Present
	Underlying		to	or Base		Value
	Options Granted		Employees	Price	Expiration	of Option
Name	(# of shares)(1)		in 2005	($/Sh)	Date	Grants($)(2)

Edward J. Zander	$300,000	(3)	.74%	$15.91	2/14/2015 (3)	$1,865,101
	750,000	(4)	1.84	15.47	5/3/2015 (5)	4,114,026

David W. Devonshire	400,000	(4)	.98	15.47	5/3/2015 (5)	2,194,147

Ronald G. Garriques	400,000	(4)	.98	15.47	5/3/2015 (5)	2,194,147

Gregory Q. Brown	400,000	(4)	.98	15.47	5/3/2015 (5)	2,194,147

Adrian R. Nemcek	350,000	(4)	.86	15.47	5/3/2015 (5)	1,919,879

(1)	These options were granted under the Motorola, Inc. Omnibus Incentive Plan of 2003 to acquire shares of Common Stock and were granted at fair market value at the time of the grant. The options carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. In the aggregate, the options described in this table are exercisable for approximately .10% of the total shares of Common Stock outstanding on December 31, 2005. These options generally vest upon retirement.

(2)	The grant date present value of option grants reflected here was calculated using the Black-Scholes option pricing model pursuant to the rules of the SEC. The following assumptions were used in the calculation: options will be held full term; a dividend yield of 1%; a risk-free interest rate of 3.9%; expected price volatility of 35.2%; and an assumed forfeiture rate of 3%. We have made no adjustments to reflect that these options are non-transferable.

(3)	These options were granted to Mr. Zander on February 14, 2005 in recognition of his performance throughout 2004. The options vest and become exercisable in four equal annual installments with the first installment vesting on February 14, 2006. The options expire 10 years from the date of grant.

(4)	These options were granted on May 3, 2005 as part of the Company’s broad-based annual stock option grant. The options vest and become exercisable in four equal annual installments with the first installment vesting on May 3, 2006.

(5)	The options expire 10 years from the date of grant. The option term is the same for substantially all of the options granted to employees on May 3, 2005. These options could expire earlier in certain situations.

PROXY STATEMENT

Long-Term Incentive Plans — LRIP Cycle 2005-2007
       The Company introduced the Long-Range Incentive Plan (“LRIP”) in 2005. The initial three-year cycle started on January 1, 2005 and will end on December 31, 2007. A second three-year cycle will begin on January 1, 2006 and will end on December 31, 2008, if such cycle is approved by the Board.

	Performance
	or Other
	Period	Estimated Future Payouts Under
	Until	Non-Stock Price-Based Plans(1)(2)(3)
	Maturation
Name	or Payout	Threshold($)	Target($)(4)	Maximum($)

Edward J. Zander	3 Years	$937,500	$3,750,000	$7,500,000
David W. Devonshire	3 Years	234,375	937,500	1,875,000
Ronald G. Garriques	3 Years	225,000	900,000	1,800,000
Gregory Q. Brown	3 Years	215,625	862,500	1,725,000
Adrian R. Nemcek	3 Years	215,625	862,500	1,725,000

(1)	LRIP is a three-year plan that has financial targets set annually. The measures/metrics used are (a) annual improvement in economic profit and (b) annual growth in sales. Specific economic profit and sales growth targets are established at the beginning of each year within a performance cycle and a “Business Performance Matrix” is developed. The LRIP “Business Performance Matrix” is a table that outlines specific award payout factors to be used for specific achievements against the established performance goals. The LRIP Business Performance Factors can range from 0% (for performance below threshold) to 200% (for maximum performance). At the conclusion of each year, the performance against the LRIP business performance targets is measured and recorded. At the conclusion of the cycle, the three recorded annual performance results are averaged together to determine the LRIP cycle’s baseline award. Motorola’s total shareholder return is then measured among its peer comparator group to determine if the full LRIP cycle award will be paid. Additionally, each participant’s individual performance will be taken into account in determining the final LRIP award on a negative discretion basis only— no participant’s individual award can be greater than their formula-driven award. The final LRIP award, if any, is paid in Common Stock.

Award targets are between 50% and 250% of cycle-start base salary. The Compensation and Leadership Committee determines targets for the Chairman and CEO and other executive officers. The CEO determines targets for other participants.

(2)	All the payments shown are potential assumed amounts. There is no assurance that the Company will achieve results that would lead to payments under LRIP or that any payments will be made under this plan.

(3)	These figures were calculated using the January 1, 2005 annualized base salary for each participating executive officer.

(4)	If the specified performance targets are met, an award payment would be made under LRIP. For each individual, this “target” payment is 50% of the maximum award under LRIP.

PROXY STATEMENT

RETIREMENT PLANS
      The Motorola, Inc. Pension Plan (the “Pension Plan”) and either the Motorola Supplemental Pension Plan (the “Supplemental Plan”) or the Motorola Elected Officers Supplementary Retirement Plan (the “SRP Plan”) are intended to provide pension benefits to the named executive officers in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with the Company or certain of its subsidiaries were eligible to participate in one or more of the Company’s pension plans. They become vested after five years of service. Normal retirement is at age 65. Effective January 1, 2005, newly-hired employees are not eligible to participate in the Pension Plan or the Supplemental Plan.
      The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. Because they started their eligible employment with the Company after July 1, 1999, Messrs. Zander, Devonshire and Brown are automatically covered exclusively under the Portable Plan. Mr. Garriques made a one-time election to have his Pension Plan benefit calculated under the Traditional Plan. Mr. Nemcek elected to have his Pension Plan benefit calculated under the Traditional Plan with respect to service and compensation prior to July 1, 2000, and under the Portable Plan with respect to service and compensation on and after July 1, 2000.
Portable Plan Table
      The following table provides the estimated annual pension benefit payable at age 65, normal retirement date, as of December 31, 2005 under the Portable Plan and the Supplemental Plan for Messrs. Zander, Devonshire and Brown. The estimated annual Portable Plan pension benefits are shown for various rates of final average base salary and years of service.

YEARS OF SERVICE

REMUNERATION	5	10	15	20

$400,000	$6,600	$14,851	$24,751	$36,301
$500,000	$8,250	$18,563	$30,939	$45,377
$600,000	$9,900	$22,276	$37,126	$54,452
$700,000	$11,550	$25,988	$43,314	$63,527
$800,000	$13,200	$29,701	$49,502	$72,603
$900,000	$14,851	$33,414	$55,689	$81,678
$1,000,000	$16,501	$37,126	$61,877	$90,753
$1,100,000	$18,151	$40,839	$68,065	$99,829
$1,200,000	$19,801	$44,552	$74,253	$108,904
$1,300,000	$21,451	$48,264	$80,440	$117,979
$1,400,000	$23,101	$51,977	$86,628	$127,055
$1,500,000	$24,751	$55,689	$92,816	$136,130

      A participant’s benefits derived solely under the Portable Plan and Supplemental Plan are calculated based on an employee’s length of service and the average plan compensation (base pay) for the five years of highest pay during the last ten years of employment with the Company. The estimated annual pension benefits payable at age 65 are computed as a single life annuity and are not offset by Social Security benefits.
Mr. Garriques’ Benefit
      Mr. Garriques’ Pension Plan benefit is calculated exclusively under the Traditional Plan. That formula essentially consists of (i) for service from 1978 through 1987, the sum of 40% of the first $20,000 of average plan compensation, plus 35% of average plan compensation in excess of $20,000, multiplied by a fraction whose numerator is the number of his months of service during that period and whose denominator is 420, plus (ii) for service in 1988 and after, 75% of average plan compensation, multiplied by a fraction whose numerator is the number of months of his service on and after January 1, 1988 (not exceeding 420) and whose denominator is 420, minus (iii) 50% of his Social Security Benefit (as defined) multiplied by a fraction whose numerator is the number of months of his service on and after January 1, 1978 (not exceeding 420) and whose denominator is 420.
      Based on his average plan compensation at December 31, 2005, the estimated annual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the Supplemental Plan, for Mr. Garriques is $921,688.
Mr. Nemcek’s Benefit
      The Traditional Plan portion of Mr. Nemcek’s Pension Plan benefit is calculated in the same manner as Mr. Garriques’ Pension Plan benefit described above, but without taking into account his service or compensation earned on or after July 1, 2000. The Portable Plan portion of Mr. Nemcek’s Pension Plan benefit is based on the “Portable Plan Table” above with respect to his years of service and compensation after July 1, 2000 that are counted for benefit calculation purposes.
      Based on his salary level at December 31, 2005, and the average of the highest annual incentive awards paid for five years out of the last eight years, the estimated annual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the SRP Plan, for Mr. Nemcek is $420,000.

PROXY STATEMENT

Credited Compensation and Years of Service
      The following table provides the compensation covered and credited years of service under the Pension Plan and the Supplemental Plan (or the Pension Plan and the SRP Plan, below, in the case of Mr. Nemcek).

	Compensation
	Covered by	Credited
Name	Plans	Service

Edward J. Zander	$1,500,000	2 years 0 months
David W. Devonshire	$625,000	3 years 10 months
Ronald G. Garriques	$586,538	19 years 7 months
Gregory Q. Brown	$586,538	3 years 0 months
Adrian R. Nemcek	$593,269	28 years 0 months

Elected Officers Supplementary Retirement Plan
      The Company also maintains the SRP Plan for certain elected officers. Since January 1, 2000, no additional officers are eligible for participation in the SRP Plan. Mr. Nemcek participates in the SRP Plan. Messrs. Zander, Devonshire, Brown and Garriques do not participate in the SRP Plan. The SRP Plan provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under one of the Company’s pension plans (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the SRP Plan, that officer will receive supplementary payments upon retirement.
      Generally, the total annual payments to an officer participating in the SRP Plan will equal a percentage of the sum of such officer’s rate of salary at retirement plus an amount equal to the highest average of the annual bonus awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon the officer’s years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer’s retirement benefit calculated under the terms of the pension plan in which he participates, without regard to the limitation on considered compensation under qualified retirement plans in Section 417 of the Internal Revenue Code, as amended (the “Code”), or the technical benefits limitation in Section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the applicable pension plan and SRP Plan is subject to a maximum of 70% of that officer’s base salary prior to retirement. If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57, contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.
      Mr. Nemcek is vested in his SRP Plan benefit. At the time of vesting, the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the SRP Plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. Mr. Nemcek was reimbursed for such a tax liability in 2002. This is the Company’s policy with respect to all participants in the SRP Plan.
EMPLOYMENT CONTRACTS, TERMINATION
OF EMPLOYMENT AND CHANGE IN
CONTROL ARRANGEMENTS

Employment Agreement with Edward J. Zander
      On December 15, 2003, the Company entered into an employment agreement with Mr. Zander, effective as of January 5, 2004. The agreement has an initial term of five years but, commencing on January 5, 2008, the term will be extended for one year on each anniversary of the effective date of the agreement unless either party delivers notice to the other party of its intention not to extend the term. During the term, Mr. Zander will serve as Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Zander will also serve as Chairman of our Board of Directors.
      During the term, Mr. Zander will be paid an annual base salary of not less than $1.5 million. The base salary will be reviewed for increase commencing at such times as the Compensation and Leadership Committee reviews the salaries of senior executives

PROXY STATEMENT

generally. For each fiscal year completed during the term, Mr. Zander will also be eligible to receive annual cash bonuses based upon performance targets established by the Compensation and Leadership Committee, but in no event will his annual target bonus be less than 135% of his annual base salary.
      As provided in his employment agreement, Mr. Zander deferred receipt of his 2004 annual bonus of $4 million until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of this compensation by us is no longer precluded by the provisions of Section 162(m) of the Code.
      For each multi-year period completed during the term of his employment, Mr. Zander will also be eligible to receive an award under our Mid-Range Incentive Plan based upon performance targets established by the Compensation and Leadership Committee, but in no event will his target award be less than 250% of his annual base salary. During the term, he is also eligible to participate in all long-term incentive plans, qualified pension plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including reasonable use of Company aircraft for personal (not less than 100 hours annually for personal use) and business purposes, transition housing and a home security system.
      Mr. Zander receives change in control benefits under our Senior Officer Change in Control Severance Plan or any successor change in control plan or program. If we no longer maintain the Senior Officer Change in Control Severance Plan, we will provide Mr. Zander with no less favorable benefits and protection under an alternative program or arrangement. In addition, upon a change in control of the Company, all equity-based awards granted to Mr. Zander will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, all performance stock will be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards will be paid out as promptly as practicable. If we adopt an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Zander under his employment agreement, Mr. Zander will be entitled to those benefits.
      Mr. Zander agreed to purchase 100,000 shares of Common Stock on or prior to July 31, 2005. In 2005, the Board reduced this requirement to 75,000 shares, all which have been purchased by Mr. Zander.
      On January 5, 2004, pursuant to his employment agreement, we granted Mr. Zander an option to purchase 1,508,760* shares of Common Stock with a per share exercise price of $12.97*. The stock option has a term of 10 years and vests in four equal annual installments commencing on January 5, 2005, subject to Mr. Zander’s continued employment with us through each such date. In addition, on January 5, 2004, we granted Mr. Zander 400,000 restricted stock units based on shares of our Common Stock, 50% of which vested on January 5, 2006 and the remainder of which will vest on January 5, 2008, subject to Mr. Zander’s continued employment with us through such date. Mr. Zander has agreed to defer settlement of the restricted stock units until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of this compensation by us is no longer precluded by the provisions of Section 162(m) of the Code.
      Pursuant to his employment agreement and in connection with the Company’s broad-based annual stock option grant, on May 4, 2004, we granted Mr. Zander an option to purchase 1,061,720* shares of Common Stock with a per share exercise price of $16.30*. The stock option has a term of 10 years and vests in four equal annual installments commencing on May 4, 2005, subject to Mr. Zander’s continued employment with us through each such date. In addition, on May 4, 2004, we granted Mr. Zander 109,770 restricted stock units based on shares of our Common Stock, of which 10% vested on May 4, 2005, 20% will vest on May 4, 2006, 30% will vest on May 4, 2007 and the remaining 40% will vest on May 4, 2008, subject to Mr. Zander’s continued employment with us through each such date. Mr. Zander has agreed to defer settlement of the restricted stock units until after his date of termination of employment (but no later than the January 1 of the year following termination) or, if earlier, the first day on which the deductibility of this compensation by us is no longer precluded by the provisions of Section 162(m) of the Code.
      In connection with the replacement of outstanding amounts at his former employer that were forfeited by Mr. Zander, on January 5, 2004, we

*	All references to the number of shares and exercise price of stock option grants in this section reflect the adjustments made on
December 2, 2004 in connection with the spin-off of Freescale Semiconductor.

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paid Mr. Zander a lump sum cash payment of $600,000 and granted Mr. Zander 93,024 restricted shares of our Common Stock. The restrictions with respect to these share of restricted stock lapsed on January 5, 2006.
      If Mr. Zander’s employment is terminated by us, except for cause, death or disability, or if he resigns for good reason (as defined in his agreement), he would be eligible to receive: (1) a cash payment equal to the sum of his unpaid annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and his annual cash bonus for the year preceding the date of termination of employment (if not previously paid); (2) a cash payment equal to two times the sum of his annual base salary and his target bonus (currently, this payment would be $7,050,000); (3) continued medical and life insurance benefits for two years following the date of termination, and (4) continued vesting in any stock options, restricted stock, performance shares and any other stock-based long term incentive compensation awards held by Mr. Zander pursuant to their original vesting schedule and continued exercisability of any stock options until 18 months after the earlier of: (a) the later of (i) the vesting date, or (ii) date of termination of employment or (b) the expiration of the scheduled option term, subject to Mr. Zander’s continued compliance with the restrictive covenants described below. Mr. Zander was entitled to reimbursement for all reasonable legal fees and expenses reasonably incurred by him in connection with the negotiation and preparation of the agreement, subject to a maximum of $50,000 and we will reimburse him for all legal costs and expenses reasonably incurred by him in connection with any dispute under the agreement so long as he prevails in such dispute on at least one material claim.
      Mr. Zander has agreed not to use or disclose any confidential information during or following his termination of employment with us. In addition, during his employment and for a period of two years thereafter, Mr. Zander has agreed not to solicit our employees, compete with our business or solicit our customers and has further agreed that, during and after his employment with us, he will assist us in the defense of any claims or potential claims against us.
      The agreement was approved by the Board of Directors, based in part on the recommendation of the Compensation and Leadership Committee and the Search Committee (a committee formed in 2003 to facilitate the search for a Company Chairman and CEO). The Search Committee hired its own CEO compensation advisors who worked with the compensation advisors regularly used by the Compensation and Leadership Committee and the Company to develop the compensation package. Comparator data from similarly-sized companies and companies in our industries was gathered and analyzed in determining the compensation package.

Severance Agreement with David W. Devonshire
      In March 2002, the Company entered into compensation arrangements with David Devonshire as an incentive for him to join the Company as Chief Financial Officer. Pursuant to the compensation arrangements, if Mr. Devonshire is terminated without cause, Motorola has agreed to pay him severance equal to one year’s base salary plus his targeted incentive payout.

Change in Control Arrangements
      The Company has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the named executive officers is the Motorola, Inc. Senior Officer Change in Control Severance Plan (the “Senior Officer Plan”). The Senior Officer Plan provides for the payment of benefits in the event that: (i) an executive officer terminates his or her employment for “good reason” (as defined) within two years of a change in control, or (ii) the executive officer’s employment is terminated for any reason other than termination for “good cause” (as defined), disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of: (i) three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (ii) three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; and (iii) a pro rata target bonus for the year of termination. The executive officer would also receive continued medical and insurance benefits for 3 years, and 3 years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise of tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan’s term is for 3 years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a change

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in control occurs during the term, the Plans continue for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company’s officers, the general employee population is covered by a change in control severance plan.
      The following “Report of Compensation and Leadership Committee on Executive Compensation”, “Report of Audit and Legal Committee” and “Performance Graphs” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REPORT OF COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE
COMPENSATION

Membership of the Compensation and Leadership Committee
      Throughout 2005, Director Samuel C. Scott III was the Committee’s Chair and Directors Indra K. Nooyi and Ron Sommer served on the Committee. Director James R. Stengel was elected to the Committee by the Board on July 27, 2005.
      During 2005, the Committee was comprised solely of non-employee directors who were each: (i) independent as defined under the NYSE listing standards and the Motorola, Inc. Director Independence Guidelines, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code. During 2006, the Committee will be comprised of directors who meet these same standards.

Purposes of the Compensation and Leadership Committee
      The Compensation and Leadership Committee is appointed by the Board for the primary purposes of overseeing the programs under which compensation is paid or awarded to Motorola’s executives and evaluating the performance of Motorola’s senior management. The specific functions of the Committee are described in this proxy statement under “What are the Functions of the Compensation and Leadership Committee?” and in the Committee’s charter, which the Committee and the Board periodically review and revise as necessary. A copy of the Committee’s charter is available at www.motorola.com/investor.
      The Committee meets at scheduled times during the year and met five times during 2005, and it also considers and takes action by written consent. The Committee Chair reports on Committee actions and recommendations at Board meetings.
      The Global Rewards department in Motorola’s Human Resources organization supports the Committee in its work and, in some cases, acts pursuant to delegated authority from the Committee to fulfill various functions in administering Motorola’s compensation programs.
      In carrying out its duties, the Committee has direct access to outside advisers, independent compensation consultants and others to assist the Committee. During 2005, the Committee directly engaged an outside compensation consulting firm to assist the Committee in its review of the compensation for Motorola’s executive officers. The results of this independent review are highlighted later in this report.

General Compensation Philosophy
      Motorola’s general compensation philosophy is to provide world-class reward strategies and programs that attract, retain and motivate the best people, producing outstanding business performance and shareholder value.
      As a result, the Company strives to provide a total compensation package that is competitive with the prevailing practices for the industry and countries in which it operates, allowing for above average total compensation when justified by individual performance and business results.

Executive Compensation Guiding Principles
      The Company’s general compensation philosophy is further guided by the following principles specific to its executives:

•	A strong link between pay and performance— both at the Company and the individual level.

•	When Motorola has outstanding performance, total target compensation can be above the prevailing market median— correlating with the level of success achieved.
•	Strongly differentiated pay for high performers proportional to their contributions to Motorola’s success.

•	Executives aligning with stockholders and managing from the perspective of owners with a meaningful equity stake in Motorola.

PROXY STATEMENT

•	A competitive total rewards package that will enable the Company to attract and motivate high-performing talent and that is strongly competitive with other large-cap, high-tech companies.
•	Retain high performers through meaningful wealth creation opportunities.
•	A simple and cost-efficient program design.
•	Tools to achieve success provided by Motorola, but significant individual responsibility and accountability.

Comparator Group
      The Company’s rewards program structure is compared to a benchmark competitive peer group. In the United States, the Company’s peer group consists of 17 large-cap, high-tech companies* that, in the aggregate, the Committee believes fairly represent the Motorola portfolio of businesses and with which the Company competes for executive talent. Outside of the United States, the same peer group companies are compared unless other, more compelling, competitors for executive talent are present.

Components of Motorola’s Compensation Program
      Motorola’s compensation program consists of (1) base salary, (2) short-term incentives— namely the annual Motorola Incentive Plan, (3) long-term incentives— namely, the Mid-Range Incentive Plan (discontinued as of December 31, 2005), the Long-Range Incentive Plan, and equity, and (4) benefits and perquisites.

(1) Base Salary
      Overall, and for the last several years, base salary levels for each position are targeted, on average, at the 50th percentile of similar positions in the peer group. Some variation above and below the competitive median is allowed when, in the judgment of management and/or the Committee, as appropriate, the value of the individual’s experience, performance and specific skill set justifies variation. In this way, competitively superior pay goes to those who earn it. As a result, the greatest retention value has been invested in the strongest performers.

(2) Short-Term Incentives
      The Motorola Incentive Plan (“MIP”) is a cash-based, pay-for-performance annual incentive plan that was initiated in January 2002 and applies to every employee in the Company (excluding those employees participating in a sales incentive plan).
      The MIP incentive formula has the following components:

Performance Factors

Eligible Earnings	×	Individual Incentive Target	×	Business Performance Factor	×	Individual Performance Factor	=	MIP Award
      The MIP “Individual Incentive Targets” are based on market-competitive data and are established as a percentage of eligible earnings (generally base salary). Each year, the Committee designates target levels for Motorola executives. Overall, and for the last several years, MIP Incentive Targets for each position are targeted, on average, between the 50th percentile and 65th percentile of similar positions in the peer group. For 2005, the Individual Incentive Targets for Motorola executives generally ranged from 45% (for appointed vice presidents) to 135% (for the CEO) of base salary. The Committee also reviews target levels for all other non-executive participants.
      The MIP “Business Performance Factor” focuses on operating earnings, operating cash flow, revenue growth and three quality-specific measures: customer satisfaction, reliability and cost of poor quality. Each year, Business Performance Factor targets are established for the Company and for each of its major businesses. While most employees receive rewards based on business performance of their particular business (and its corresponding Business Performance Factor), the award for all Motorola executives (including the executives named in the Summary Compensation Table) have a significant portion of their award (100% for Motorola’s senior business leaders and 50% for all other Motorola executives and senior managers) based on the overall Motorola Business Performance Factor.
      Motorola’s 2005 business performance surpassed the performance objectives set forth in the targeted 2005 MIP Business Performance Factor. As a result, the formula-driven 2005 MIP awards (based on 2005 business results) were appropriately above the established target award level.
      The MIP “Individual Performance Factor” modifies the formula-driven award (business results) according to an individual’s contribution to the Company’s success. Individual Performance Factor multipliers range from 0% to 130%, demonstrating

*	In 2005, the peer group consisted of the following companies: Cisco Systems, Dell, EDS, EMC, Ericsson, Hewlett-Packard, IBM,
Intel, Lucent Technologies, Microsoft, Nokia, Nortel Networks, Oracle, Qualcomm, Scientific-Atlanta, Sun Microsystems and Texas Instruments. In 2006, Apple Computer will be added to the comparator group.

PROXY STATEMENT

the Company’s commitment to differentiating rewards based on business and individual performance.

(3) Long-term Incentives
      Motorola’s long-term incentive programs include the Mid-Range Incentive Plan (discontinued on December 31, 2005), the Long-Range Incentive Plan (replaced the Mid-Range Incentive Plan) and equity (stock options and limited and selective use of restricted stock or restricted stock units). Overall, and for the last several years, long-term incentive levels for each position are targeted on average, at the 65th percentile of similar positions in the peer group.

Mid-Range Incentive Plan
      The Motorola Mid-Range Incentive Plan (“MRIP”) is a cash-based, pay-for-performance multi-year incentive plan that was implemented in January 2003. The initial two-year cycle started on January 1, 2003 and concluded on December 31, 2004. A final two-year cycle started on January 1, 2004 and concluded on December 31, 2005. There will not be any additional performance cycles under the Motorola Mid-Range Incentive Plan. The Motorola Long-Range Incentive Plan (“LRIP”— described below) replaced MRIP with the inaugural cycle starting on January 1, 2005.
      Participation in MRIP is limited to Motorola’s senior and executive vice presidents (approximately 50 participants, including the executives named in the Summary Compensation Table). Motorola’s Chief Executive Officer, Mr. Edward J. Zander, did not participate in the January 1, 2003-December 31, 2004 MRIP cycle. Mr. Zander did participate in the January 1, 2004-December 31, 2005 MRIP cycle.
      The MRIP incentive formula has the following variables:

MRIP Business
Performance Matrix

Base Salary at Cycle Start	×	Individual Incentive Target	×	Cumulative Improvement in Economic Profit	AND	Cumulative Growth in Sales	=	MRIP Award
      The MRIP “Individual Incentive Targets” are based on market-competitive data and are established as a percentage of base salary at the start of the performance cycle. The Committee designates target levels for all MRIP participants. The Individual Incentive Targets ranged from 75% to 250% of cycle-start base salary. The MRIP Individual Incentive Targets are different than the individual incentive targets set under MIP.
      MRIP awards are based on: (1) cumulative improvement in Economic Profit over a two-year performance period, and (2) Cumulative Growth in Sales over a two-year performance period. By combining these measures, MRIP emphasizes the importance of balancing growth and profitability. While MRIP is not directly tied to stock prices, the progress made against these two measures should equate to value created for shareholders.
      Economic Profit is defined as: Net Operating Profit (after taxes) minus Capital Charge— where Capital Charge is equal to the average of invested capital at the beginning and the end of each year, multiplied by the cost of capital.
      Cumulative Growth in Sales is equal to the percent change in sales from the beginning of the performance period to the end of the performance period.
      Specific Economic Profit and sales growth targets are established at the beginning of a performance cycle. MRIP awards are based on performance against the established targets.
      The MRIP “Business Performance Matrix” is a table that outlines specific Business Performance Factors to be used for specific achievements against the established Economic Profit improvement and sales growth targets. The MRIP Business Performance Factors can range from 0% (for performance below threshold) to 200% (for maximum performance).
      Motorola’s 2004 and 2005 business performance significantly surpassed the targeted two-year cumulative improvement in Economic Profit and the targeted two-year Cumulative Growth in Sales performance objectives set forth in the 2004-2005 MRIP cycle. As a result, the formula-driven 2004-2005 MRIP awards (based on business results) were appropriately above the target award level.

Long-Range Incentive Plan
      The Motorola Long-Range Incentive Plan (“LRIP”) is a Motorola stock-based, pay-for-performance, multi-year incentive plan that was implemented in January 2005. The initial three-year cycle started on January 1, 2005 and will conclude on December 31, 2007. A second three-year cycle will start on January 1, 2006 and will conclude on December 31, 2008, if such cycle is approved by the Board.
      Participation in LRIP is limited to Motorola’s elected officers— including all corporate, senior and executive vice presidents (approximately 135 participants, including the executives named in the Sum-

PROXY STATEMENT

mary Compensation Table). Motorola’s Chief Executive Officer, Mr. Edward J. Zander, is participating in the 2005-2007 LRIP cycle and is expected to participate in the 2006-2008 LRIP cycle if such a cycle is approved by the Board.
      LRIP is a three-year plan that has financial targets set annually. Annual performance against the established financial targets is averaged to determine the overall cycle’s award. Motorola’s total shareholder return is then measured among its peer comparator group to determine if the full LRIP cycle award will be paid. Additionally, each participant’s individual performance will be taken into account in determining the final LRIP award on a negative discretion basis only— no participant’s individual award can be greater than their formula driven award. The final LRIP award, if any, is paid in Motorola common stock.
      The LRIP incentive formula has the following variables:

Base Salary at Cycle Start	×	Individual Incentive Target	×	LRIP Business Performance Factor	=	LRIP Award
      The LRIP “Individual Incentive Targets” are based on market-competitive data and are established as a percentage of base salary at the start of the performance cycle. The Committee designates target levels for all LRIP participants. The Individual Incentive Targets ranged from 50% to 250% of cycle-start base salary. The LRIP Individual Incentive Targets are different than the individual incentive targets set under MIP.
      The LRIP Business Performance Factor is calculated as a result of the following three-step process:
      Step 1: Establish performance targets and record performance results annually.
      LRIP awards are based on: (1) Annual Improvement in Economic Profit, and (2) Annual Growth in Sales. By combining these measures, LRIP emphasizes the importance of balancing growth and profitability. While LRIP is not directly tied to stock prices, the progress made against these two measures should equate to value created for shareholders.
      Economic Profit is defined as: Net Operating Profit (after taxes) minus Capital Charge— where, Capital Charge is equal to the average of invested capital at the beginning and the end of each year, multiplied by the cost of capital.
      Annual Growth in Sales is equal to the percent change in sales from the beginning of each individual year within the LRIP cycle to the end of that individual year.
      Specific Economic Profit and Annual Growth in Sales targets are established at the beginning of each year within a performance cycle and a “Business Performance Matrix” is developed. The LRIP “Business Performance Matrix” is a table that outlines specific Business Performance Factors to be used for specific achievements against the established Economic Profit improvement and sales growth targets. The LRIP Business Performance Factors can range from 0% (for performance below threshold) to 200% (for maximum performance).
      At the conclusion of each year, the performance against the LRIP business performance targets is measured and recorded.
      Step 2: Average the recorded annual performance results to determine the foundation of the LRIP award.
      The three recorded annual performance results are averaged together to determine the LRIP cycle’s baseline award.
      Step 3: Measure Motorola’s three-year total shareholder return compared with the established comparator company group to determine the final Business Performance Factor to be used for the LRIP cycle.
      In order for a full LRIP award to be paid, Motorola’s three-year total shareholder return must exceed the average total shareholder return of the established peer-group competitors (see Comparator Group above). For LRIP purposes, total shareholder return is calculated as follows:

Ending share price
(200-day average through last day of cycle)
+	Value of reinvested dividends

=	Total ending value

—	Beginning share price
(200-day average through first day of cycle)

=	Total value created

÷	Beginning share price
(200-day average through first day of cycle)

=	Total shareholder return

      If Motorola’s three-year total shareholder return is equal to or above the 50th percentile of the comparator group, then the full LRIP business performance factor is applied.
      If Motorola’s three-year total shareholder return is below the 50th percentile but above the 35th percentile of the comparator group, then a 25% reduction in the LRIP business performance factor is applied.

PROXY STATEMENT

      If Motorola’s three-year total shareholder return is below the 35th percentile of the comparator group, then a 50% reduction in the LRIP business performance factor is applied.
      The 2005-2007 LRIP cycle began on January 1, 2005 and will conclude on December 31, 2007.

Equity
      To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, Motorola uses stock options as its primary long-term incentive vehicle. Management and the Committee believe that stock options align employees’ interests precisely with those of other stockholders, because when the price of the stock declines from the price at the grant date, the employee obtains no value.
      A wide range of managerial and individual contributors participate in the Company’s stock option plans. On May 3, 2005, the Committee granted stock options to approximately 24,000 employees as part of the Company’s annual award of stock options. These options vest and become exercisable in four equal annual installments, with the first installment vesting May 3, 2006. The per share exercise price for the stock options is $15.47, the fair market value of Motorola common stock on the date of the grant. The stock options expire on May 3, 2015. Approximately 94% of the stock options covered by the May 3, 2005 grant went to employees other than the executives named in the Summary Compensation Table.
      From time to time, Motorola also grants restricted stock or restricted stock units to encourage retention and reward performance. The granting of restricted stock or restricted stock units is done on a limited and selective basis.

(4) Executive Benefits and Perquisites
      Since 2000, the Committee and management have sought to more closely align the Company’s total executive rewards programs with that of its large-cap high-tech peers. Overall, Motorola’s philosophy is to pay between the 50th and 65th percentile for total rewards for executive positions in this peer group given average business performance but with substantially leveraged compensation which is performance based. As a result, several significant changes in the Motorola executive benefits and perquisites programs have taken place:
      Changes in Benefit and Perquisite Programs

•	Executive Welfare Benefits

•	Supplemental Executive AD&D/ Travel Accident Insurance coverage ended on December 31, 2004.

•	Supplemental Executive Life Insurance coverage ended on December 31, 2004 (with the exception of retired participants and active participants who were age 55 or older on January 1, 2005; these retired and active participants will continue to receive post-retirement life insurance coverage equal to one times their salary at retirement).

•	Executive Retirement Benefits

•	The Elected Officer Supplemental Retirement Plan was closed to new participants as of January 1, 2000. This supplemental retirement plan provides an annual income of up to 70% of salary at retirement or disability based on certain eligibility and vesting requirements. As of January 1, 2006, there are 6 unvested “grandfathered” participants in the plan. Of the officers named in the Summary Compensation Table, only Mr. Nemcek participates in this program.

•	Executive Perquisites

•	The U.S. Executive Vehicle Program ended on November 1, 2004.

•	The U.S. Executive Home Security Program ended on December 31, 2004.

•	First class air travel on flights less than 6 hours in duration ended on September 1, 2004.

•	An Executive Health Coaching benefit was introduced in 2005. This program provides Motorola executives with personal health coaching recommendations and encouragement to reach exercise, weight management, nutrition, smoking cessation and stress management goals.

Executive Benefits and Perquisites That Have Not Changed

•	The Motorola Management Deferred Compensation Plan has not been changed. This program allows eligible executive participants (Motorola’s elected officers) the opportunity to defer taxes on their base salary and cash incentive compensation. Motorola does not contribute to this plan. The Motorola Management Deferred Compensation Plan is not intended to provide for the payment of

PROXY STATEMENT

above-market or preferential earnings (as these terms are defined under the regulations of the Securities and Exchange Commission) on compensation deferred under the plan.

•	The Motorola Executive Financial Planning Program has not been changed. This program provides Motorola executives with comprehensive financial planning assistance.

•	The Motorola Change-in-Control Program has not been changed. This program provides Motorola’s elected officers with severance benefit protection triggered in the event of a change in control of Motorola.
All other benefits, including health care and other insurance programs, are the same for all eligible employees, including Motorola executives.

Stock Ownership Requirements
      Because the Committee believes in linking the interests of management and stockholders, the Board requires Motorola’s senior leadership team and all other senior and executive vice presidents (approximately 45 executives) to maintain prescribed levels of Motorola stock ownership.
      The stock ownership guidelines set a minimum level of ownership of: Common Stock with a value equal to 4 times base salary for the CEO; the lesser of Common Stock with a value equal to 3 times base salary or 50,000 shares or units for executive vice presidents; and the lesser of Common Stock with a value equal to 2 times base salary or 25,000 shares or units for senior vice presidents.

Independent Consultant Review of Motorola Senior Leadership Team Compensation
      In 2005, the Committee engaged Mercer Human Resources Consulting to independently review Motorola’s Senior Leadership Team compensation. This study found that Motorola’s current executive compensation programs are fundamentally competitive and sound.
      The Committee agreed with the Mercer study’s conclusions that no substantive revisions to the compensation programs are required.

CEO Compensation
      Motorola’s compensation program is designed to motivate outstanding corporate and business performance. This pay-for-performance program extends to all Motorola employees, including our Chairman and Chief Executive Officer, Mr. Edward J. Zander.
      Mr. Zander’s compensation consists of base salary, awards from the Motorola Incentive Plan (MIP), the Mid-Range Incentive Plan (MRIP) and the Long-Range Incentive Plan (LRIP), stock options, restricted stock or restricted stock units and certain other benefits.
      The Committee studied the data gathered from the 17-company peer group mentioned above to assess the appropriate competitive compensation levels for Mr. Zander. Mr. Zander’s compensation levels are also governed by the employment agreement entered into by the Company on December 15, 2003, effective January 5, 2004. The employment agreement was approved by the Board, based in part on the recommendation of the Compensation and Leadership Committee and the Search Committee (a committee formed in 2003 to facilitate the search for a Company Chairman and CEO). The Search Committee hired its own CEO compensation advisors who worked with the compensation advisors regularly used by the Compensation and Leadership Committee and the Company to develop the compensation package. Comparator data from similarly-sized companies and companies in our industries was gathered and analyzed in determining the compensation package.
      The Committee most recently determined Mr. Zander’s compensation in February 2006, when it determined MIP and MRIP plan awards for 2005 and set compensation amounts for 2006. In determining Mr. Zander’s 2006 compensation, the Committee reviewed Mr. Zander’s total remuneration, including all aspects of Mr. Zander’s total cash compensation (base salary plus short-term incentives) and long-term incentives from continuing employment, Mr. Zander’s outstanding equity grants (both stock options and restricted stock/ restricted stock units), the value of Mr. Zander’s deferred compensation and retirement benefits and the value of Mr. Zander’s health and wellness employee benefits and executive perquisites.

Mr. Zander’s Base Salary
      Pursuant to the terms of his employment agreement, Mr. Zander’s annual salary for 2005 was $1,500,000. In February 2006, the Committee decided, and the independent board members concurred, that Mr. Zander’s base salary will not be increased in 2006.

Mr. Zander’s 2005 MIP Award
      Mr. Zander’s target award under 2005 MIP was $2,025,000 and is unchanged under 2006 MIP. For Mr. Zander’s 2005 MIP award, the Committee assessed performance based on the MIP “Business

PROXY STATEMENT

Performance Factors” (operating earnings, operating cash flow, revenue growth and three quality-specific measures: customer satisfaction, reliability and cost of poor quality) that comprise the formula for awards under the plan. The Committee and the Board considered these results in addition to strategic and leadership accomplishments to decide on Mr. Zander’s 2005 MIP award.
      Based on the assessment of performance against 2005 MIP Business Performance Factor targets and on the assessment of Mr. Zander’s performance in 2005, the Committee decided upon, and the independent board members concurred in approving, a 2005 MIP award of $3,000,000 (119% of the formula-driven award).

Mr. Zander’s 2004-2005 MRIP Award
      Mr. Zander’s target award under MRIP for the January 1, 2004 - December 31, 2005 cycle was $3,750,000. For this MRIP award, the Committee assessed performance based on the MRIP “Business Performance Factors” (two-year cumulative improvement in economic profit and two-year cumulative growth in sales performance) that comprise the formula for awards under the plan.
      Motorola’s 2004 and 2005 business performance significantly surpassed the targeted two-year cumulative improvement in Economic Profit and the targeted two-year Cumulative Growth in Sales performance objectives set forth in the January 1, 2004-December 31, 2005 MRIP cycle. Based on these results, the Committee decided upon, and the independent board members concurred in approving, a 2004-2005 MRIP award of $7,500,000 (100% of the formula-driven award).
      As described earlier in this report, the MRIP program was discontinued with the conclusion of the 2004-2005 cycle. The Motorola Long-Range Incentive Plan (LRIP) replaced MRIP with the inaugural cycle starting on January 1, 2005. Mr. Zander’s January 1, 2005-December 31, 2007 LRIP target award is $3,750,000.

Mr. Zander’s 2005 Stock Options
      On February 14, 2005, in recognition of his performance throughout 2004, Mr. Zander was granted an option to purchase 300,000 shares of Motorola common stock under the Motorola Omnibus Incentive Plan of 2003, with a per share exercise price equal to $15.91, the fair market value of Motorola common stock on the date of the grant. The stock options have a term of 10 years and will vest in four equal annual installments commencing on February 14, 2006, subject to Mr. Zander’s continued employment with Motorola through each such date.
      On May 3, 2005, as part of the Company’s annual award of stock options, Mr. Zander was granted options to purchase 750,000 shares of Motorola common stock under the Motorola Omnibus Incentive Plan of 2003, with a per share exercise price equal to $15.47, the fair market value of Motorola common stock on the date of the grant. The stock options have a term of 10 years and will vest in four equal annual installments commencing May 3, 2006, subject to Mr. Zander’s continued employment with Motorola through each such date.

Mr. Zander’s 2005 Restricted Stock and Restricted Stock Units
      On May 3, 2005, in recognition of his performance throughout 2004 and the first four months of 2005, Mr. Zander was granted 150,000 restricted stock units based on shares of Motorola common stock under the Motorola Omnibus Incentive Plan of 2003. Restrictions on 50% of these shares will lapse on November 3, 2007 and restrictions on the remainder will lapse on May 3, 2010, subject to Mr. Zander’s continued employment with Motorola through each such date.

Mr. Zander’s Benefits and Perquisites
      During the term of Mr. Zander’s employment agreement, Mr. Zander is eligible to participate in all long-term incentive plans, pension plans and health and welfare, perquisite and other arrangements generally available to other senior executives. He is also entitled to reasonable use of Company aircraft for personal and business purposes.

Mr. Zander’s Severance Benefits Associated with a Change in Control
      Mr. Zander will receive change in control benefits under our Senior Officer Change in Control Severance Plan, or any successor change in control plan or program. If we no longer maintain the Senior Officer Change in Control Severance Plan, we will provide Mr. Zander with no less favorable benefits and protection under an alternative program or arrangement. In addition, upon a change in control of the Company, all equity-based awards granted to Mr. Zander will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, all performance stock will be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards will be paid out as promptly as practicable. If we adopt an equity incentive plan or

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a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Zander under the agreement, Mr. Zander will be entitled to those benefits.

Mr. Zander’s Severance Benefits Associated with “Not for Cause” Termination
      Per Mr. Zander’s employment agreement, if Mr. Zander’s employment is terminated by us, except for cause, death or disability, or if he resigns for good reason (as defined in his agreement), he would be eligible to receive:

(1)	a cash payment equal to the sum of his unpaid annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and his annual cash bonus for the year preceding his date of termination of employment (if not previously paid);

(2)	a cash payment equal to two times the sum of his annual base salary and his target bonus (currently, this payment would be $7,050,000);

(3)	continued medical and life insurance benefits for two years following the date of termination; and

(4)	continued vesting in any stock options, restricted stock, performance shares and any other stock-based long term incentive compensation awards held by Mr. Zander pursuant to their original vesting schedule and continued exercisability of any stock options until 18 months after the earlier of

a.	the later of (i) the vesting date or (ii) date of termination of employment or

b.	the expiration of the scheduled option term, subject to Mr. Zander’s continued compliance with the restrictive covenants described in his employment agreement.
      Mr. Zander is entitled to reimbursement for all reasonable legal fees and expenses reasonably incurred by him in connection with the negotiation and preparation of the agreement, subject to a maximum of $50,000 and we will reimburse him for all legal costs and expenses reasonably incurred by him in connection with any dispute under the agreement so long as he prevails in such dispute on at least one material claim.

Mr. Zander’s Stock Ownership Requirements
      On July 27, 2005, the independent directors of the Board of Directors of the Company, in executive session, approved, effective July 27, 2005, an amendment to Mr. Zander’s employment agreement reducing Mr. Zander’s requirement to purchase 100,000 shares of Motorola common stock by July 31, 2005 to 75,000 shares for the following reasons:

•	Mr. Zander had already purchased 75,000 shares and at that time held an additional 758,637 shares and share equivalents of Motorola restricted stock and Motorola restricted stock units.

•	The Board believed that Mr. Zander’s holdings at that time of 833,637 shares and share equivalents fully aligned his interest with that of the Company’s shareholders and that the purchase of the remaining 25,000 shares by July 31, 2005 was not necessary.

Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer and to each of the named executive officers (the “Covered Employees”) to $1,000,000 annually. The Committee has adopted or approved appropriate changes to the Company’s short-term and long-term incentive programs to provide for the deductibility of compensation paid to the Covered Employees under the plans. However, the Committee reserves the right to provide for compensation to the Covered Employees that may not be deductible.
      Overall, the Committee believes that the Motorola’s pay-for-performance based executive compensation is in the long-term interests of the stockholders.

Respectfully submitted,

Samuel C. Scott III, Chairman
Indra K. Nooyi
Ron Sommer
James R. Stengel

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AUDIT AND LEGAL COMMITTEE MATTERS
Report of Audit and Legal Committee
      The Audit and Legal Committee is comprised of five non-employee directors. Mr. Fuller, the Chair, and Mr. J. White served on the Committee throughout 2005. Mr. Meredith joined the Committee upon his election to the Board on January 31, 2005. Ms. Lewent joined the Committee on May 3, 2005 and Mr. M. White joined the Committee on February 13, 2006. The Committee operates pursuant to a written charter that was amended and restated by the Board as of February 13, 2006. A copy of the Committee’s current charter is available at www.motorola.com/investor and is also included herein as Appendix A.
      On February 23, 2006, the Board determined that each member of the Committee was independent within the meaning of the NYSE listing standards, SEC rules and the Motorola, Inc. Director Independence Guidelines. The Board also determined that each member of the Committee is “financially literate” and has accounting or related financial management expertise. The Board also determined that H. Laurance Fuller, Judy Lewent, Tom Meredith and Miles White are “audit committee financial experts” as defined by SEC rules. The Board also determined that John White’s service on a total of four audit committees of public companies (including Motorola) did not impair his service on the Motorola Audit and Legal Committee because of his excellent service on the Committee since 1995. During all of 2005, the Committee was comprised of non-employee directors who were each independent as defined by the NYSE listing standards applicable during 2005 and SEC rules.
      The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.
      The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2005, the Committee met ten times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief legal counsel and from time-to-time other members of management. Outside of formal meetings Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.
      Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. During 2005, the Committee considered two independence matters and concluded in both instances that KPMG’s independence was not compromised. During 2003, a KPMG office outside the U.S. was retained to provide tax consultation services related to tax liabilities of a Motorola subsidiary in a foreign jurisdiction. In connection with the matter, the partners in the KPMG office recommended a third party consultant to assist Motorola with the matter. Motorola hired the consultant on a contingent fee basis. During 2004, the tax services were completed and the consultant was paid a fee of approximately $625,000. In 2005, KPMG discovered that the consultant gave approximately 96% of the fee to the two KPMG partners in the local KPMG office. After investigating the matter, KPMG told the Committee that it believed that the actions by the KPMG office violated the SEC’s auditor independence rules but did not compromise the auditor independence. The Committee agreed with the conclusion that KPMG’s independence was not compromised for several reasons including the following: Motorola employees had no knowledge of the improper arrangement; the operations of the Motorola subsidiary in the country were immaterial to the Company; the KPMG office and partners did not participate in the Motorola audit; the KPMG (U.S.) audit team had no knowledge of the improper arrangements; and KPMG (U.S.) refunded the contingent fees paid by Motorola. The second matter reviewed by the Committee involved a KPMG office outside the U.S. providing corporate secretarial services in 2005. The KPMG office assisted Motorola in making a final tax payment in the foreign jurisdiction of less than $3,000. The Committee reviewed the matter and concluded that independence was not compromised because of the nature of the services and the de minimis amount involved.

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      KPMG also has confirmed in writing as required by Independence Standards — Board Standard No. 1, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to the independent registered public accounting firm’s independence.
      The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.
      The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in SAS No. 61, “Communications with Audit Committees.” With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.
      The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
      The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the report of the Company’s independent registered public accounting firm on management’s assessment and on the effectiveness of internal control over financial reporting as of December 31, 2005. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing management’s assessment and the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
      As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm.
      In giving its recommendation to the Board of Directors, the Committee has relied on: (i) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (ii) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

H. Laurance Fuller, Chair
Judy C. Lewent
Thomas J. Meredith
John A. White
Miles D. White

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Independent Registered Public Accounting Firm
      KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2004 and December 31, 2005 and is serving in such capacity for the current fiscal year. Beginning in 2003, the Audit and Legal Committee appoints and engages the independent registered public accounting firm annually. The decision of the Committee is based on a review of both the audit scope and the estimated audit fees.
      Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

Total Fees Billed by KPMG
      On December 2, 2004, the Company completed the spin-off of Freescale Semiconductor, Inc., (Freescale), an entity comprised of the Company’s former semiconductor operations. As of that date, Freescale became an entirely independent company. Accordingly, the column labeled “2004 Without Freescale” in the table below excludes $1.7 million of Audit Fees billed by KPMG in 2004 that related to Freescale.
      The aggregate fees billed by KPMG for professional services to the Company were $14.4 million in 2005 and $19.2 million in 2004 excluding Freescale.

Audit Fees
      The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of the Company’s quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements were $12.0 million in 2005 and $12.2 million in 2004 excluding Freescale.

Audit-Related Fees
      The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, were $1.4 million in 2005 and $2.4 million in 2004. These fees primarily related to audits and due diligence in connection with acquisitions and dispositions by the Company, miscellaneous assurance services, benefit plan audits and for 2004, Sarbanes-Oxley Section 404 assistance.

Tax Fees
      The aggregate fees billed by KPMG for tax services were $1.0 million in 2005 and $4.6 million in 2004. These fees primarily related to assistance with U.S. tax returns, U.S. and international subsidiary tax audit services, and for 2004, tax planning services associated with the spin-off of Freescale and assistance with international subsidiaries tax returns.

All Other Fees
      The aggregate fees for all other services rendered by KPMG were $0 in 2005 and $0 in 2004.
      The following table further summarizes fees billed to the Company by KPMG during 2005 and 2004.

Worldwide Fees
($ in millions)

	Without		With
	Freescale		Freescale

Service	2005	2004	2004

Audit Fees	$12.0	$12.2	$13.9

Audit-Related Fees
Acquisition & Disposition Audits, Due Diligence, and Assurance Services	$1.2	$2.0	$2.0
Benefit Plan Audits	$0.2	$0.2	$0.2
Sarbanes-Oxley Section 404 Assistance	$0.0	$0.2	$0.2

	$1.4	$2.4	$2.4

Tax Fees
International Tax Services	$0.3	$3.0	$3.0
U.S. Tax Services	$0.7	$1.6	$1.6

	$1.0	$4.6	$4.6

All Other Fees	$0.0	$0.0	$0.0

Total	$14.4	$19.2	$20.9

Audit and Legal Committee Pre-Approval Policies
      In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal controls over financial reporting for 2005, KPMG and other accounting firms were retained to provide auditing and advisory services in 2005. The Audit and Legal Committee (the Committee) has restricted the non-audit services that KPMG may provide to the Company primarily to divestiture and acquisition related due diligence and audit services, financial statement audits of employee benefit plans, audit related assurance services, and certain tax services. The Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are more effective than other service providers and do not impair the independence of KPMG.

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      The Audit and Legal Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.
      The Committee reviews the annual audit plan and pre-approves the estimated annual audit budget.
      The Committee policy includes an approved list of non-audit services that KPMG can provide including audit related services, tax services, and other services. The Committee pre-approves an annual budget for all KPMG non-audit services and reviews the description of services in the budget. The Committee allows the Company’s Controller to authorize payment for any audit and non-audit service in the approved budget. The Committee also provides the Company’s Controller with the authority to pre-approve fees less than $25,000 that were not in the budget but that are in the list of services approved by the Committee. The Controller is responsible to report any approval decisions to the Committee at its next scheduled meeting. The Committee reviews, and if necessary, approves an updated estimate of the annual audit and non-audit services and fees budget in comparison to the previous approved budget at each regular Committee meeting.
      In 2005, management did not approve any services that were not on the list of services pre-approved by the Committee.

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PERFORMANCE GRAPHS
      The following graphs compare the five-year and one-year cumulative total returns of Motorola, Inc., the S&P 500 Index and the S&P Communications Equipment Index.
      These graphs assume $100 was invested in the stock or the Index on December 31, 2000 or December 31, 2004, respectively, and also assume the reinvestment of dividends. The five-year performance graph assumes reinvestment of the Company’s distribution to its shareholders of .110415 shares of Class B common stock of Freescale Semiconductor, Inc. (“Freescale Class B Shares”) on December 2, 2004 for each share of Motorola Common Stock. For purposes of this graph, the Freescale Semiconductor, Inc. distribution is treated as a non-taxable cash dividend of $2.06 (the value of .110415 Freescale Class B Shares, based on Freescale Semiconductor’s December 2, 2004 closing price of $18.69) that would have been reinvested in Motorola Common Stock at the close of business on December 2, 2004.
Five-Year Performance Graph
One-Year Performance Graph

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COMMUNICATIONS
How Can I Recommend a Director Candidate to the Governance and Nominating Committee?
      The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.
      The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.
What is the Deadline and How Do I Submit Nominations to the Board?
      A stockholder wishing to nominate a candidate for election to the Board at the 2007 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above no later than January 29, 2007.
      The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.
What is the Deadline and How Do I Submit Proposals?
      Any stockholder who intends to present a proposal at the Company’s 2007 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.
      If the stockholder intends to present the proposal at the Company’s 2007 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than November 15, 2006, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any shareholder proposal in its proxy materials for the 2007 Annual Meeting of Stockholders if the proposal is received after the November 15, 2006 deadline.
      If a stockholder submits a proposal after the November 15, 2006 deadline but still wishes to present the proposal at the 2007 Annual Meeting of Stockholders, the proposal: (1) must be received by the Company no later than January 29, 2007, (2) must present a proper matter for shareholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s amended and restated certificate of incorporation and bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.
How Can I Communicate with the Board?
      All communications to the Board of Directors, presiding director, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@motorola.com.
OTHER MATTERS
      The Board knows of no other business to be transacted at the 2006 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

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Section 16(a) Beneficial Ownership Reporting Compliance
      Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2005 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, however, Mr. Negroponte, a director, was late in filing a Form 4 to report one transaction that took place prior to fiscal year 2005.
Manner and Cost of Proxy Solicitation
      The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D.F. King & Co. to aid in soliciting proxies. The Company will pay an estimated fee of $20,000, plus expenses, to D.F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.
“Householding” of Proxy Materials
      In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.
      As in the past few years, a number of brokers with accountholders who are Motorola stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call us at 1-800-262-8509 or write us at Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.
      Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

A. Peter Lawson
Secretary

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Appendix A
Audit and Legal Committee Charter
(as approved by Board of Directors on February 13, 2006)
PURPOSES
      The Audit and Legal Committee is appointed by the Board of Directors (the “Board”) for the primary purposes of:

1.	Assisting the Board in fulfilling its oversight responsibilities as they relate to:

•	the integrity of the Company’s financial statements and the Company’s accounting policies, internal controls, disclosure controls and procedures and financial reporting practices;

•	the Company’s compliance with legal and regulatory requirements;

•	monitoring the qualifications, independence and performance of the Company’s external auditors; and

•	monitoring the performance of the Company’s internal audit function.

2.	Preparing the report of the Committee required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement for each annual meeting.

3.	Maintaining, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and external auditors.

4.	Overseeing compliance with the Company’s policies for conducting business, including ethical business standards as specified in Motorola’s Code of Business Conduct.
COMPOSITION AND QUALIFICATIONS
      The Committee shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Committee shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence and experience requirements of the SEC and the New York Stock Exchange (“NYSE”) for audit committee membership.

1.	Each member of the Committee will be a Director who: (i) is not otherwise employed by the Company, and (ii) has not been so employed at any time during the three years prior to the time he or she is appointed to the Committee.

2.	Each member of the Committee will have and maintain independence from management of the Company in accordance with the standards of independence required by the SEC and the NYSE.

3.	No member of the Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than: (i) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to Directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that Directors receive in their capacity as members of the Board or its committees.

4.	Each member of the Committee shall be financially literate (as such qualification is interpreted by the Board in its business judgment).

5.	At least one member of the Committee shall have accounting or related financial management expertise (as such qualification is interpreted by the Board in its business judgment).

6.	No member of the Committee shall serve on the audit committee of more than three public companies (including Motorola) unless the Board shall have made a prior determination that such simultaneous service will not impair the ability of the member to effectively serve on the Committee and discloses this determination in the Company’s proxy statement.
ORGANIZATION, PROCEDURES AND POWERS

1.	The Board of Directors shall appoint one member of the Committee as the Chair. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee. The Chair shall be responsible for leadership of the Committee, including scheduling meetings, preparing agendas and making regular reports to the Board.

2.	The Committee shall have the authority to establish its own rules and procedures, consistent with the bylaws of the Company, for notice and conduct of its meetings should the

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Committee, in its discretion, deem it desirable to do so.

3.	The Committee may, in its discretion, request that management, the external auditors, the internal auditors or counsel undertake special projects or investigations which it deems necessary to fulfill its responsibilities.

4.	The Committee shall have the authority to engage independent counsel, independent accountants or other advisors as the Committee deems necessary to carry out its duties.

5.	The Committee shall receive appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of any: (i) compensation to outside accounting, legal or other advisors employed by the Committee, or (ii) ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

6.	The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.
MEETINGS
      The Committee will meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

1.	The Committee may include in its meetings: (i) members of the Company’s management, (ii) representatives of the external auditors, (iii) members of the internal audit team, or (iv) any other personnel employed or retained by the Company or the Committee.

2.	The Committee will periodically meet with members of the Company’s management in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without the presence of other Company management.
DUTIES AND RESPONSIBILITIES
Financial Statements and Published Information
      1.     The Committee will meet with the external auditors and senior management prior to the annual audit to discuss planning and staffing of the audit.
      2.     The Committee will review the Company’s annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), that are included in the Company’s SEC filings and discuss them with senior management and the external auditors. In connection with such review, the Committee will:

•	Discuss with the external auditors: (i) in the case of the annual audited financial statements, the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 relating to the conduct of the audit; and (ii) in the case of unaudited quarterly financial statements, important matters relating to the SAS No. 100 review.

•	Review with senior management and the external auditors significant financial reporting judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	Review with senior management and the external auditors any major issues regarding accounting principles or policies and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles or policies.

•	Review with the external auditors: (i) any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work; (ii) any restrictions placed on the scope of such work; or (iii) any restrictions on access to requested information, including a review of Company management’s reactions to such problems or difficulties.

•	Review with management the Company’s annual assessment of the effectiveness of its internal controls and review with the external auditors its report about the Company’s assessment.

•	Review with management the Company’s quarterly assessments of the effectiveness of its internal controls.

•	Review with senior management and the external auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
      3.     Based on its review of the annual audited financial statements, the Committee will make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

PROXY STATEMENT

      4.     The Committee (or, at the discretion of the Committee, the Chair acting on behalf of the Committee) shall discuss with senior management and the external auditors the quarterly earnings announcement and earnings guidance provided to analysts and rating agencies. These discussions need not occur in advance of each release or each provision of guidance.
      5.     The Committee will periodically review the type and presentation of information to be provided in: (i) quarterly earnings releases (paying particular attention to any use of “pro forma”, or “adjusted” non-GAAP, information); and (ii) financial information and earnings guidance provided to analysts and rating agencies.
Appointment, Retention and Evaluation of External Auditors
      6.     The Company’s external auditors shall report directly to the Committee. The Committee has the ultimate authority and direct responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, replace the external auditors. In connection with its oversight of the external audit activities, the Committee will:

•	Appoint and retain the external auditors each year.

•	At least annually, obtain and review a report by the external auditors describing:

(a)	the external audit firm’s internal quality-control procedures; and

(b)	any material issues raised by: (i) the most recent internal quality-control review, or peer review, of the firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any issues raised in the reviews described above.

•	Annually review and evaluate:

(a)	The experience and qualifications of the senior members of the external auditor team; and

(b)	The performance and independence of the external auditors, including the lead partner of the external audit firm.

•	Approve the fees to be paid to the external auditors for audit services.

•	Periodically meet separately with the external auditors without senior management present.

•	Be directly responsible for resolution of disagreements between management and the external auditors regarding financial reporting.

•	At least annually, present the Committee’s conclusions with respect to its evaluation of the external auditors to the Board.
Independence of External Auditors
      7.     The Committee shall obtain confirmation and assurance as to the external auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the external auditors and the Company.
      8.     The Committee shall actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors and take appropriate action in response to the external auditors’ report to satisfy itself of their independence.
      9.     The Committee will periodically review and, if necessary, update its policy with regard to the pre-approval of the retention of the external auditors for any permitted non-audit services, including a requirement that the Committee approve all not-audit engagements of the external auditors and shall, consistent with that policy, approve the retention of the external auditors to perform such services and the fees for such services, if required by that policy. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the external auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.
      10.     Periodically review and, if necessary, update its guidelines for the Company’s hiring of employees and former employees of the external auditors who were previously engaged on the Company’s account.
      11.     Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner within the time limits and in such a manner as is necessary to prevent the external auditor from being deemed

PROXY STATEMENT

“not independent of the Company” pursuant to governing rules and regulations.
Oversee Internal Audit Activities
      12.     In connection with its oversight responsibilities, the Committee will:

•	Review the appointment or replacement and performance of the senior internal auditing executive.

•	Review, in consultation with senior management, the external auditors and the senior internal auditing executive, the plan and scope of internal audit activities, including the enterprise risk assessment process.

•	Review internal audit activities, budget, staffing and qualifications of the internal audit staff, and discuss such matters with the senior internal auditing executive and the external auditors.

•	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

•	Review with senior management and the external auditor any correspondence with regulatory or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

•	Periodically meet separately with members of the internal audit staff, including the senior internal executive, without other senior management present.
Internal Controls
      13.     The Committee will review with the external auditors, the senior internal auditing executive and senior management:

•	The adequacy and effectiveness of the Company’s internal accounting and financial controls, including computerized information system controls and security, and consider any recommendations for improvement of such controls.

•	Major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•	Any related significant findings and recommendations of the external auditors and internal auditors together with senior management’s responses thereto.
      14.     The Committee will meet periodically with senior management to discuss the Company’s policies with respect to risk assessment and risk management. In doing so, the Committee will review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposure.
      15.     The Committee will periodically review and, if necessary, update its procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters.
Legal Matters
      16.     The Committee will periodically review legal matters concerning the Company. In connection with such review, the Committee will:

•	Review periodically with senior management and/or the Company’s General Counsel any legal matters (including the status of pending litigation) that could have a material impact on the Company’s financial statements.

•	Review the Company’s compliance with applicable laws and regulations and any material reports or inquiries from regulatory or government agencies.

•	Review the Company’s significant legal risks and management of such risks.

•	Review the Company’s policy, practice, staffing and posture regarding legal matters.

•	Review the Company’s relationship with external attorneys.

•	Periodically meet separately with the General Counsel without other senior management present.

•	Consider any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional responsibility rules or otherwise and determine what action or response is appropriate or necessary.

PROXY STATEMENT

Business Ethics and Compliance
      17.     The Committee will review the Company’s business ethics and compliance policies and programs. In connection with such review, the Committee will:

•	Receive periodic reports from the senior ethics and compliance officer regarding ethics and compliance.

•	Discuss with the senior ethics and compliance officer matters that he or she believes should be presented to the Committee directly and not through management.

•	Periodically meet separately with the senior ethics and compliance officer without other senior management present.
Miscellaneous
      The Committee will:
      18.     Review and reassess at least annually the adequacy of this Audit and Legal Committee Charter and recommend any proposed changes to the Board of Directors.
      19.     Prepare the report of the Committee required by the proxy rules of the SEC to be included in the Company’s proxy statement for each annual meeting.
      20.     Report regularly to the full Board any issues that arise with respect to:

(a)	the quality or integrity of the Company’s financial statements;

(b)	the Company’s compliance with legal or regulatory requirements;

(c)	the performance and independence of the Company’s external auditors;

(d)	the performance of the internal audit function; or

(e)	any other matters that arise in the Committee’s performance of its duties and that the Committee deems important to present to the full Board.
      21.     Participate in the Board’s annual performance evaluation, which includes an evaluation of the performance of the Committee as a whole.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the Company’s management and the external auditors. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s corporate policies.
      Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, the Board or the Company by its officers or employees or by outside experts such as the external auditors.

Location for the Annual Meeting of Stockholders:

Rosemont Theater

5400 N. River Road, Rosemont, Illinois 60018, (847) 671-5100

Map to the Rosemont Theater

N
W
E
S
45
294
Mannheim Rd.
River Rd.
Oakton St.
NW Tollway
I-90
E. Touhy Ave.
72
Devon Ave.
O'HARE AIRPORT
I-90
Kennedy Expressway
CHICAGO
Rosemont Theater
W. Irving Park Rd.
River Rd.
Cumberland Ave.
Mannheim Rd.
294
45

1303 E. ALGONQUIN ROAD
SCHAUMBURG, IL 60196
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, April 30, 2006. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Motorola, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, April 30, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Motorola, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. To ensure your vote is counted, receipt of your mailed proxy is needed by Saturday, April 29, 2006.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at www.motorola.com/investor

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MTRLA1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA, INC.
Please vote, date and sign and mail this proxy promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.
Vote on Proposals

1.	Election of Directors		For	Against	Abstain			For	Against	Abstain
Nominees:
	A)	E. Zander	☐	☐	☐	G)	S. Scott III	☐	☐	☐

	B)	H. L. Fuller	☐	☐	☐	H)	R. Sommer	☐	☐	☐

	C)	J. Lewent	☐	☐	☐	I)	J. Stengel	☐	☐	☐

	D)	T. Meredith	☐	☐	☐	J)	D. Warner III	☐	☐	☐

	E)	N. Negroponte	☐	☐	☐	K)	J. White	☐	☐	☐

	F)	I. Nooyi	☐	☐	☐	L)	M. White	☐	☐	☐

						Proposal 2:	Adoption of the Motorola Omnibus Incentive Plan of 2006	☐	☐	☐

HOUSEHOLDING ELECTION — Please			Yes	No		Proposal 3:	Shareholder Proposal re:
indicate if you consent to receive certain future investor communications in a single package per household			☐	☐			Redeem or Vote Poison Pill	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET TO MOTOROLA’S
2006 ANNUAL MEETING OF STOCKHOLDERS
This is your admission ticket to gain access to Motorola’s 2006 Annual Meeting of Stockholders to be held at the Rosemont Theater, 5400 North River Road, Rosemont, Illinois on Monday, May 1, 2006 at 5:00 P.M. local time. A map showing directions to the meeting site is shown below. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.
THIS TICKET IS NOT TRANSFERABLE

Location for the Annual Meeting of Stockholders Map to the Rosemont Theater 5400 North River Road, Rosemont, Illinois 50018 Telephone (847) 671-5100

▲    FOLD AND DETACH HERE    ▲

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders, May 1, 2006
The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Edward J. Zander, David W. Devonshire, A. Peter Lawson and Steven J. Strobel or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 1, 2006, and at any adjournments thereof.
In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE,
BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
NOMINEES LISTED, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.
IMPORTANT—This Proxy must be signed and dated on the reverse side if you are voting by mail.

Form of Letter to Employee-Stockholders
March 10, 2006
To Motorola Employee-Stockholders:
      You are cordially invited to attend Motorola’s 2006 Annual Stockholders Meeting. The meeting will be held on Monday, May 1, 2006 at 5:00 p.m., local time at the Rosemont Theater, 5400 N. River Road Rosemont, IL 60018.
      2005 was a great year for Motorola in which we achieved record results. We generated operating cash flow of $4.6 billion, achieved record sales of $36.8 billion — up 18 percent as compared to 2004 — and solidified our position in the wireless handset industry with an estimated 18 percent global market share. Our balance sheet, with more than $10.5 billion in net cash, is the strongest it has been in Motorola’s history. Importantly, we significantly advanced Motorola’s vision of Seamless Mobility, extended our design leadership and launched innovative new products, led by the iconic RAZR V3, and solutions that delighted our customers. Motorola is poised for continued growth and success with an unrivaled portfolio of products and technologies in our Mobile Devices, Government and Enterprise Mobility Solutions, Networks and Connected Home Solutions segments.
      During the year, Motorola was awarded the National Medal of Technology for its outstanding contributions to America’s technological innovation and competitiveness over its more than 75-year history. The National Medal of Technology, established in 1980 by an act of Congress, is the highest honor awarded by the President to America’s leading innovators. The award recognizes that since its founding in 1928, Motorola has stood on the cutting edge of innovation in areas such as two-way radios, cellular communication, paging, space flight communication, semiconductors and integrated, digital enhanced networks. As a result, the company has helped establish entirely new industries and driven the phenomenal growth of portable and mobile communications. Every Motorola employee is honored by this award.
      At this year’s Annual Meeting, in addition to electing the 12 members of our Board of Directors, we are asking our shareholders to approve the Motorola Omnibus Incentive Plan of 2006. The updated plan is an important part of our effort to recruit, motivate and retain world-class employees. The proposal is discussed in greater detail in the Proxy Statement.
      As co-workers and stockholders in a publicly-traded company, we also share responsibility for Motorola’s governance. So I encourage each of you to exercise this responsibility by voting your shares through one of the three convenient methods described on the enclosed proxy card. I would appreciate your support of the nominated directors and the Motorola Omnibus Incentive Plan of 2006.
      As always, I thank you for your dedication, hard work and continued support. Let’s join together to manage the company for success in 2006!
Edward J. Zander
Chairman and CEO,
Motorola, Inc.

Annual Meeting: On the reverse side of this letter is notice of Motorola’s annual meeting of stockholders that will be held on May 1, 2006 in Rosemont, Illinois.
Proxy Statement: A proxy card also is enclosed, with instructions for voting on the matters that will be considered this year.
The Board of Directors has recommended a vote for the 12 directors nominated, for the adoption of the Motorola Omnibus Incentive Plan of 2006 and against proposal #3. The Board’s position on these matters is included in the proxy statement, along with additional information about Motorola. For easy access, it is available on our investor relations website at www.motorola.com/investor in the financial reports section.
Annual Report: You also can view the 2005 annual report electronically on the same site. If you would like to have a printed copy, simply complete the information request form on the site or telephone the investor relations department at 1-800-262-8509.
Motorola, Inc.
1303 E. Algonquin Road, Schaumburg, IL 60196 U.S.A. Tel: +1 847 576 5000 www.motorola.com

MOTOROLA OMNIBUS INCENTIVE PLAN OF 2006
     1. Purpose. The purposes of the Motorola Omnibus Incentive Plan of 2006 (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with Motorola, Inc. (“Motorola” or the “Company”) and its Subsidiaries or to serve as directors of Motorola, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola’s stockholders by providing them stock options and other stock and cash incentives.
     2. Administration. The Plan will be administered by a Committee (the “Committee”) of the Motorola Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:
          (a) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);
          (b) the New York Stock Exchange may establish pursuant to its rule-making authority; and
          (c) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation and Leadership Committee shall serve as the Committee administering the Plan until such time as the Board designates a different Committee.
The Committee shall have the discretionary authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or other benefit granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are, or who are reasonably expected to be, “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.
     3. Participants. Participants may consist of all employees of Motorola and its Subsidiaries and all non-employee directors of Motorola; provided, however, the following individuals shall be excluded from participation in the plan: (a) contract labor (including without limitation black badges, brown badges, contractors, consultants, contract employees and job shoppers) regardless of length of service; (b) employees whose base wage or base salary is not processed for payment by a Payroll Department of Motorola or any Subsidiary; (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola and which Motorola consolidates for financial reporting purposes shall be a “Subsidiary” for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.
     4. Shares Available under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 80 million shares of Motorola common stock. In connection with approving this Plan, and contingent upon receipt of stockholder approval of this Plan, the Board of Directors has approved a merger of the Motorola Omnibus Incentive Plan of 2003, Motorola Omnibus Incentive Plan of 2002, the Motorola Omnibus Incentive Plan of 2000, and the

Motorola Amended and Restated Incentive Plan of 1998 (collectively, the “Prior Plans”) into this Plan, so that on or after the date this Plan is approved by stockholders, the maximum number of shares reserved for issuance under this Plan shall not exceed (a) the total number of shares reserved for issuance under this Plan plus (b) the number of shares approved and available for grant under the Prior Plans as of the date of such stockholder approval plus (c) any shares that become available for issuance pursuant to the remainder of this section 4.. If there is (i) a lapse, expiration, termination, forfeiture or cancellation of any Stock Option or other benefit outstanding under this Plan, a Prior Plan or under the Motorola Share Option Plan of 1996 (the “1996 Plan”) prior to the issuance of shares thereunder or (ii) a forfeiture of any shares of restricted stock or shares subject to stock awards granted under this Plan, a Prior Plan or the 1996 Plan prior to vesting, then the shares subject to these options or other benefits shall be added to the shares available for benefits under the Plan (to the extent permitted under the terms of the Prior Plans or the 1996 Plan if the award originally occurred under such plan). Shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right (including a Stock Appreciation Right settled in stock which the Committee, in its discretion, may substitute for an outstanding Stock Option) shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by an optionee as full or partial payment of the exercise price under any stock option exercised under the Plan, any shares retained by Motorola to comply with applicable income tax withholding requirements, and any shares covered by a benefit which is settled in cash, shall be added to the shares available for benefits under the Plan (to the extent permitted under the terms of the Prior Plans or the 1996 Plan if the award originally occurred under such plan). All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options (as defined in Section 422 of the Code); provided, however, notwithstanding an Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under this Plan, the Prior Plans or the 1996 Plan), such Options shall be treated as nonqualified Stock Options.

Under the Plan, no participant may receive in any calendar year (i) Stock Options relating to more than 3,000,000 shares, (ii) Stock Appreciation Rights relating to more than 3,000,000 shares, (iii) Restricted Stock or Restricted Stock Units relating to more than 1,500,000 shares, (iv) Performance Shares relating to more than 1,500,000 shares, or (v) Deferred Stock Units relating to more than 50,000 shares. No non-employee director may receive in any calendar year Stock Options relating to more than 50,000 shares or Restricted Stock Units or Deferred Stock Units relating to more than 50,000 shares.
The shares reserved for issuance and each of the limitations set forth above shall be subject to adjustment in accordance with section 16 hereof.
     5. Types of Benefits. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Cash Awards, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.
     6. Stock Options. Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The exercise price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Motorola’s common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The exercise price, upon exercise of any option, shall be payable to Motorola in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares having a fair market value at the time of exercise equal to the exercise price or certification of ownership of such previously-acquired shares, (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Motorola, and (d) such other methods of payment as the

Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the exercise price of an outstanding option.
     7. Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related option. The grant price of any other SAR shall be equal to the fair market value of Motorola’s common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a substitute SAR or ten years in the case of any other SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR payment may be made only in stock. In no event shall the Committee cancel any outstanding SAR for the purpose of reissuing the right to the participant at a lower grant price or reduce the grant price of an outstanding SAR.
     8. Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock provides participants the rights to receive shares after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock Units provide participants the right to receive shares at a future date after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock and Restricted

Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:
          (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;
          (b) a requirement that the holder forfeit (or in the case of shares or units sold to the participant, resell to Motorola at cost) such shares or units in the event of termination of employment during the period of restriction; or
          (c) the attainment of performance goals including without limitation those described in section 14 hereof.
All restrictions shall expire at such times as the Committee shall specify. In the Committee’s discretion, participants may be entitled to dividends or dividend equivalents on awards of Restricted Stock or Restricted Stock Units.
     9. Deferred Stock Units. Deferred Stock Units provide a participant a vested right to receive shares of common stock in lieu of other compensation at termination of employment or service or at a specific future designated date. In the Committee’s discretion, Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units.
     10. Performance Shares. The Committee shall designate the participants to whom long-term performance stock (“Performance Shares”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each award of Performance Shares shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.
          Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Shares award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the

Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee (as defined in section 2 above). The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Share award.
     11. Performance Cash Awards. The Committee shall designate the participants to whom cash incentives based upon long-term performance (“Performance Cash Awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.
          Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any performance goal by any participant who is a Covered Employee (as defined in section 2 above). The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.
     12. Annual Management Incentive Awards. The Committee may designate Motorola executive officers who are eligible to receive a monetary payment in any calendar year based on a percentage of an incentive pool equal to 5% of Motorola’s “consolidated earnings before income taxes” (as defined below) for the calendar year. The Committee shall allocate an incentive pool percentage to each designated executive officer for each calendar year. In no event may the incentive pool percentage for any one executive officer exceed 30% of the total pool.
          For the purposes hereof, “consolidated earnings before income taxes” shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of: the following items, if and only if, such items are separately identified in the Company’s quarterly earnings press releases: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business or investment, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.
          As soon as possible after the determination of the incentive pool for a Plan year, the Committee shall calculate the executive officer’s allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year. The executive officer’s incentive award then shall be determined by the Committee based on the executive officer’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to an executive officer who is a Covered Employee (as defined in section 2 above) be increased in any way, including as a result of the reduction of any other executive officer’s allocated portion.
     13. Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 12 above, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Motorola and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.
     14. Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Cash Awards and other incentives under the Plan to a Covered Employee (as defined in section 2) may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of Motorola common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements (including without limitation the Company’s “consolidated earnings before income taxes” as defined in section 12), generally accepted accounting principles, or under an objective methodology established by the Committee prior to the issuance of an award which is consistently applied. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.
     15. Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of Motorola, (i) all outstanding Stock Options and SARs shall become vested and exercisable; (ii) all restrictions on Restricted Stock and Restricted Stock Units shall lapse; (iii) all performance goals shall be deemed achieved at target levels and all other terms and conditions met; (iv) all Performance Shares shall be delivered, all Performance Cash Awards, Deferred Stock Units and Restricted Stock Units shall be paid out as promptly as practicable; (v) all Annual Management Incentive Awards shall be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and (vi) all Other Stock or Cash Awards shall be delivered or paid; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “accelerated treatment”) shall not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the existing value of the award at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards shall provide for the accelerated treatment with respect to any participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control.
The term “Cause” shall mean, with respect to any participant, (i) the participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the participant’s willful engagement in gross misconduct in the performance of the participant’s duties that materially injures the Company or a Subsidiary.

The term Good Reason shall mean, with respect to any participant, without such participant’s written consent, (i) the participant is assigned duties materially inconsistent with his position, duties, responsibilities and status with the Company or a Subsidiary during the 90-day period immediately preceding a Change in Control, or the participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) the Company reduces the participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii) the Company or a Subsidiary requires the participant regularly to perform his duties of employment beyond a fifty (50) mile radius from the location of the participant’s employment immediately prior to the Change in Control, or (iv) the Company purports to terminate the Participant’s employment other than pursuant to a notice of termination which indicates the Participant’s employment has been terminated for “Cause” (as defined above) and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.
A “Change in Control” shall mean:
     A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20%

or more of the combined voting power of Motorola’s then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola’s securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.
In the event that a payment or delivery of an award following a Change in Control would not be a permissible distribution event, as defined in Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such benefit, or (ii) the date of termination of the participant’s employment or service with the Company or six months after such termination in the case of a “specified employee” as defined in Section 409A(a)(2)(B)(i).

     16. Adjustment Provisions.
          (a) In the event of any change affecting the number, class, market price or terms of the shares of common stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of common stock other than a regular cash dividend, the Committee shall make such substitution or adjustment in the number or class of shares which may be issued under the Plan in the aggregate or to any one participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the Plan as it deems appropriate.
          (b) In direct connection with the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary (a “Divestiture”), the Committee may authorize the assumption or replacement of affected participants’ awards by the spun-off facility or organization unit or by the entity that controls the spun-off facility or organizational unit following disaffiliation.
          (c) In the event of any merger, consolidation or reorganization of Motorola with or into another corporation which results in the outstanding common stock of Motorola being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of Motorola will be entitled pursuant to the transaction.
     17. Substitution and Assumption of Benefits. The Board of Directors or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Motorola or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in section 4 hereof, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.
     18. Nontransferability. Each benefit granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to members of the immediate family of the participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. “Members of the immediate family” means the participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.
     19. Taxes. Motorola shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery and Motorola may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of any withholding limited to the maximum statutory amount arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Motorola withhold shares of common stock, having a fair market value equal to the amount required to be withheld.
     20. Duration of the Plan. No award shall be made under the Plan more than ten years after the date of its adoption by the Board of Directors; provided, however, that the terms and conditions applicable to any option granted on or before such date may thereafter be amended or modified by mutual agreement between Motorola and the participant, or such other person as may then have an interest therein.

     21. Amendment and Termination. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to this Plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options without a participant’s consent. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.
     22. Fair Market Value. The fair market value of shares of Motorola’s common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.
     23. Other Provisions.
          (a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.
          (b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board of Directors or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the

Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.
          (c) The Committee, in its sole discretion, may require a participant to have amounts or shares of common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.
          (d) Neither the Plan nor any award shall confer upon a participant any right with respect to continuing the participant’s employment with the Company; nor shall they interfere in any way with the participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.
          (e) No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
          (f) Payments and other benefits received by a participant under an award made pursuant to the Plan shall not be deemed a part of a participant’s compensation for purposes of determining the participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, notwithstanding any provision of such plan to the contrary, unless the Committee expressly provides otherwise in writing.
          (g) The Committee may permit participants to defer the receipt of payments of awards pursuant to such rules, procedures or programs is may establish for purposes of this Plan. Notwithstanding any provision of the Plan to the contrary, to the extent that awards under the Plan are subject to the provisions of Section 409A of the Code, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.

     24. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Illinois (without regard to any state’s conflict of laws principles). Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.
     25. Stockholder Approval. The Plan was adopted by the Board of Directors on February 23, 2006, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.